Exhibit 2.1

 ASSET PURCHASE AGREEMENT

by and among

CLEARAG, INC., as a Seller

ITERIS, INC., as a Seller,

and

DTN, LLC, as Buyer

Dated as of May 2, 2020

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(continued)

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(continued)

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(continued)

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(continued)

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		Page

Section 12.08.	Force Majeure	67

Section 12.09.	Entire Agreement; Schedules	67

Section 12.10.	Parties in Interest	67

Section 12.11.	Section, Article and Paragraph Headings	68

Section 12.12.	Interpretation	68

Section 12.13.	Counterparts; Effectiveness	68

EXHIBIT A	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT B	FORM OF RESELLER AGREEMENT
EXHIBIT C	FORM OF JOINT DEVELOPMENT AGREEMENT
EXHIBIT D	FORM OF INTERIM MANAGEMENT AGREEMENT
EXHIBIT E	FORM OF GRAND FORKS FACILITY SUBLEASE
EXHIBIT F	FORM OF ESTOPPEL CERTIFICATE AND CONSENT
EXHIBIT G	FORM OF BILL OF SALE
EXHIBIT H	FORM OF SELLER INTELLECTUAL PROPERTY ASSIGNMENT
EXHIBIT I	SAMPLE WORKING CAPITAL CALCULATION

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of May 2, 2020, by and among CLEARAG, INC., a corporation organized under the laws of the State of Delaware (“ClearAg”); ITERIS, INC., a corporation organized under the laws of the State of Delaware (“Iteris” and together with ClearAg, the “Sellers” and individually, each a “Seller”); and DTN, LLC, a Delaware limited liability company (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Sellers are engaged in, among other things, the business segement known as “Agriculture and Weather Analytics” (the “Business”), which includes providing (i) historical, current and forecast weather data, forecast weather/meteorological services, winter maintenance decision support system (MDSS) services and winter road condition information in the transportation market and (ii) historical, current and forecast weather climatological, soil, agronomic modeling, soil condition information and location-specific descriptive and predictive analysis products, services and solutions in the agriculture market;

WHEREAS, the Sellers desire to sell and assign to Buyer, and the Buyer desires to purchase and assume from Sellers, substantially all of the assets used in the conduct of the Business and certain specified liabilities of the Business; and

WHEREAS, these recitals are an integral part of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Payable” has the meaning set forth in Section 2.03(a)(ii).

“Accounts Receivable” has the meaning set forth in Section 2.01(h).

“Accrued Expenses” has the meaning set forth in Section 2.03(a)(iii).

“Acquisition Transaction” has the meaning set forth in Section 5.03.

“Additional Contracts” has the meaning set forth in Section 2.01(g).

“Affiliate” with respect to any specified Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Schedule 2.08.

“Alternate Transaction” has the meaning set forth in Section 5.03.

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03.

“Bill of Sale” has the meaning set forth in Section 9.04.

“Business” has the meaning set forth in the Recitals.

“Business Day” shall mean any day, except Saturday, Sunday or other day that is a legal public holiday in the United States pursuant to 5 U.S.C. § 6103(a), on which national banks located in Fargo, North Dakota or Minneapolis, Minnesota are authorized or required by Law to be open for business.

“Business Employees” has the meaning set forth in Section 3.13(a).

“Business Prepaids” has the meaning set forth in Section 2.01(k).

“Business Software” means Software: (a) used primarily in the operation of the Business including all such computer software and databases operated by the Sellers, on behalf of the Sellers, or used by the Sellers in connection with the collection, analysis, processing, storing, transfer, posting, or archiving of Business, customer, vendor, or end user orders or information; or (b) manufactured, distributed, sold, licensed to third parties, or marketed by the Sellers in connection with the Business. For the avoidance of doubt, Business Software shall not include Third Party Software.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.02(d).

“Buyer Group Members” means the Buyer and any Affiliates thereof, and their respective successors and assigns.

“Bylaws” means, as the context requires, the Bylaws of ClearAg, dated May 3, 2017, as the same may be amended from time to time and/or the Restated Bylaws of Iteris, dated August 6, 2018, as the same may be amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” means, as the context requires, the Certificate of Incorporation of ClearAg, dated April 25, 2017, filed with the Delaware Secretary of State, as the same may be amended from time to time and/or the Restated Certificate of Incorporation of Iteris, dated October 12, 2018, filed with the Delaware Secretary of State, as the same may be amended from time to time.

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“Claim Notice” has the meaning set forth in Section 8.03(a).

“ClearAg” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Closing” has the meaning set forth in Section 2.05.

“Closing Balance Sheet” has the meaning set forth in Section 2.07(a).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Payment” has the meaning set forth in Section 2.06(a).

“Closing Working Capital” has the meaning set forth in Section 2.07(a).

“Commercially Reasonable Efforts” means the commercially reasonable efforts, other than expenditure of a material amount of funds or resources, that a prudent Person desirous of achieving a result would use in similar circumstances (based on the totality of the circumstances) to achieve that result as expeditiously as possible. For clarity, the exertion of Commercially Reasonable Efforts will not require that a Party actually accomplish the applicable objectives or tasks.

“Confidential Information” has the meaning set forth in Section 5.09(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.21.

“Contract” means any contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether written or oral.

“Contractors” has the meaning set forth in Section 3.13(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity, as trustee or executor, by Contract or otherwise.

“Controlling Party” has the meaning set forth in Section 8.04.

“Copyrights” means copyrightable works fixed in a tangible media, and United States and foreign copyrights, and mask works, whether registered or unregistered, and pending applications to register the foregoing.

“Customer Contracts” has the meaning set forth in Section 2.01(e).

“Customers” has the meaning set forth in Section 2.01(e).

“Deductible” has the meaning set forth in Section 8.01(b).

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“Deferred Revenue” has the meaning set forth in Section 2.03(a)(iv).

“Disputed Amounts” has the meaning set forth in Section 2.07(a).

“Effective Time” has the meaning set forth in Section 2.05.

“Environmental Laws” means any federal, state, or local Law, Order, binding directive, judgment, Permit, or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision, or Order pertaining to (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation, or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water, and noise pollution; (c) groundwater and soil contamination; (d) the release or threatened release into the environment, workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes, or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property that may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wildlife, marine life, and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; and (i) health and safety of employees and other Persons. As used above, the term “release” shall have the meaning set forth in Section 9601(22) of CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated pursuant thereto.

“ERISA Affiliate” has the meaning set forth in Section 3.14(f).

“Estoppel Certificate and Consent” has the meaning set forth in Section 5.18(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded IP Rights” has the meaning set forth in Section 2.02(b).

“Excluded Liability” and “Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Excluded Software” has the meaning set forth in Section 2.02(c).

“Excluded Tangible Personal Property” has the meaning set forth in Section 2.02(d).

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending, or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants, and other professionals).

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“FIFRA” means the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.  136 et seq.

“Financial Statements” has the meaning set forth in Section 3.07.

“First Holdback Payment” has the meaning set forth in Section 2.06(b).

“First Required Receivables” has the meaning set forth in Section 2.06(b)(ii).

“Fundamental Representations” has the meaning set forth in Section 8.01(d).

“Fraud” has the meaning set forth in Section 8.01(d).

“GAAP” means the generally accepted accounting principles in the United States, consistently applied.

“General Cap” has the meaning set forth in Section 8.01(d).

“Government Contract” has the meaning set forth in Section 3.28.

“Governmental Entity” means any governmental, regulatory, or administrative authority or any court, tribunal, or judicial or arbitral body with competent jurisdiction.

“Grand Forks Facility” has the meaning set forth in Section 3.11(b).

“Grand Forks Facility Sublease” has the meaning set forth in Section 5.18(a).

“Grand Forks Lease” has the meaning set forth in Section 3.11(b).

“Hazardous Material” means any substance that has been designated by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to CERCLA, or defined as a hazardous waste pursuant to RCRA, and the regulations promulgated pursuant to said Laws.

“Holdback Payments” has the meaning set forth in Section 2.06(c).

“Indebtedness” means any indebtedness for borrowed money, notes payable, letters of credit and guarantees.

“Indemnified Party” has the meaning set forth in Section 8.03(a).

“Indemnifying Party” has the meaning set forth in Section 8.03(a).

“Indemnity Holdback Amount” has the meaning set forth in Section 2.06(b)(ii).

“Indemnity Notice Period” has the meaning set forth in Section 8.04.

“Independent Accounting Firm” has the meaning set forth in Section 2.07(a).

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“Insolvent” has the meaning set forth in Section 3.30(a).

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Software, (e) Trade Secrets, (f) websites, webpages, social media accounts and domain names, (g) all copies and tangible embodiments of any of the foregoing, (h) any derivatives, improvements and enhancements of any of the foregoing, and (i) any similar or equivalent property to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“IRS” means the United States Internal Revenue Service.

“Iteris” has the meaning set forth in the Preamble.

“Joint Development Agreement” has the meaning set forth in Section 5.13.

“Knowledge of the Sellers” means the actual knowledge of J. Joseph Bergera, Douglas Groves, Steven Yasbek and Pierre-André Rebeyrat and such knowledge as such individuals would have after reasonable inquiry and investigation.

“Labor Laws” has the meaning set forth in Section 3.13(c).

“Law” means any United States federal, state, and local, and any non-United States, laws, statutes, regulations, rules, codes, or ordinances enacted, adopted, issued, or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental, and occupational safety and health requirements) or common law.

“Lead Party” has the meaning set forth in Section 5.02.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

“Licensed Intellectual Property” has the meaning set forth in Section 2.01(c).

“Liens” means liens, claims, charges, encumbrances, security interests, mortgages, deeds of trust, pledges, easements, or restrictions of a similar kind (including liens with respect to Taxes).

“Loss” and “Losses” mean any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, or other charges actually suffered or incurred; provided, however, that “Losses” shall not include punitive, incidental or consequential damages (including loss of profit or revenue or loss of use), except (i) in the case of Fraud, (ii) to the extent actually awarded in connection with a Third-Party Claim, or (iii) in the case of a breach of the covenants set forth in Sections 5.04 or 5.10 hereof.

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“Management Agreement” has the meaning set forth in Section 5.16.

“Material Adverse Effect” means any change, event, development, or effect that has or is reasonably likely to have, individually or in the aggregate, a material and sustained adverse effect on the Business and/or the Purchased Assets, taken as a whole, or the operations, results of operations, financial condition, assets, or liabilities of the Business, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and no adverse change, event, development or effect arising as a result of any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) general business or economic conditions; (b) conditions generally affecting the industries in which the Business operates; (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) changes in accounting rules (including GAAP); (f) any natural or man-made disaster or acts of God; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, vendors or others having relationships with the Sellers and the Business; or (h) the taking of any action consented to or requested by the Buyer or any of its Affiliates; provided that, in the case of clauses (a) through (f), only to the extent such change, event, development or effect has neither (i) arisen as a result of the coronavirus disease (COVID-19), nor (ii) had a materially disproportionate effect on the Business (taken as a whole) as compared to other similarly situated participants in the industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.15.

“Material Customers” has the meaning set forth in Section 3.22.

“Material Vendors” has the meaning set forth in Section 3.22.

“Materials of Environmental Concern” means any pollutants, contaminants, or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under FIFRA), solid wastes, and hazardous wastes (as such terms are defined under RCRA), or chemicals, other hazardous, radioactive or toxic materials, oil, petroleum, and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law, Order, or Permit due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Misplaced Assets” has the meaning set forth in Section 7.08.

“Multiemployer Plan” has the meaning set forth in Section 3.14(d).

“Multiple Employer Plan” has the meaning set forth in Section 3.14(d).

“Net Contract Assets” has the meaning set forth in Section 2.01(j).

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“Objection Notice” has the meaning set forth in Section 2.07(a).

“Open Source Software” has the meaning set forth in Section 3.17(n).

“Order” means any decree, judgment, injunction, directive or other order, whether temporary, preliminary, or permanent.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” has the meaning set forth in Section 2.01(b).

“Party” or “Parties” means a party or the parties to this Agreement, as applicable.

“Patents” means United States and foreign patents, utility models and industrial designs and applications therefor, and all reissues, continuations, continuations-in-part, provisionals, extensions, divisionals, renewals and reexaminations thereof.

“Permits” has the meaning set forth in Section 3.24.

“Permitted Liens” means: (a) the Liens of current Taxes arising in the Ordinary Course of Business not yet due and payable, or being contested in good faith and for which adequate reserves have been established on the Financial Statements; (b) statutory Liens arising in the Ordinary Course of Business for amounts not yet delinquent or that are being contested in good faith, including Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons for labor, materials, supplies, or rentals, if any, in each case which do not materially interfere with the transferability or use of the applicable property; and (c) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property or the operation of the Business as currently conducted thereon.

“Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended), trust, association, entity, government, political subdivision, agency, or instrumentality of a government.

“Personal Information” has the meaning set forth in Section 3.27(a).

“Plans” has the meaning set forth in Section 3.14(a).

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 2.07(b).

“Privacy Laws” has the meaning set forth in Section 3.27(a).

“Proceeding” means any action, arbitration, audit, claim, dispute, hearing, investigation, litigation, proceeding, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

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“Purchase Price” has the meaning set forth in Section 2.04.

“RCRA” means the Resources Conservation and Recovery Act, 42 U.S.C.  6901, et seq.

“Required Consents” has the meaning set forth in Section 2.06(b)(i).

“Reseller Agreement” has the meaning set forth in Section 5.12.

“Resolution Period” has the meaning set forth in Section 2.07(a).

“Restricted Period” has the meaning set forth in Section 5.10(a).

“Retention Receivables” has the meaning set forth in Section 2.01(i).

“Review Period” has the meaning set forth in Section 2.07(a).

“Schedules” means the schedules attached to this Agreement.

“Second Holdback Payment” has the meaning set forth in Section 2.06(c).

“Second Required Receivables” has the meaning set forth in Section 2.06(c).

“Selected Employees” has the meaning set forth in Section 7.03(a).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Group Members” means Seller and any Affiliates thereof, and their respective successors and assigns.

“Seller Intellectual Property Assignment” has the meaning set forth in Section 10.15.

“Software” means any computer program, operating system, applications systems, firmware or software of any nature, whether operational, under development, or inactive, including all object code, source code, data files, rules, databases, compilations, algorithms, tool sets, compilers, higher level or “proprietary” languages, definitions, or methodology derived from the foregoing and any derivations, updates, enhancements, and customization of any of the foregoing, processes, know-how, operating procedures, methods, and all other intellectual property embodied with or in the foregoing, technical manuals, user manuals, and other documentation and materials related thereto, whether in machine-readable form, programming language, or any other language or symbols and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.

“Subsidiary” means another Person, a majority of the equity interests of which are beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by a Seller.

“Tail Coverage” has the meaning set forth in Section 5.08.

“Tangible Personal Property” has the meaning set forth in Section 2.01(a).

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“Tax” (and, with correlative meaning, “Taxes”) means any foreign, federal, state, and local taxes, and any tax-related levies or impositions, and other charges of similar kind having the nature of a tax (together with any and all interest, penalties, additions to tax, assessments, and additional amounts imposed with respect thereto), including taxes with respect to income and franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, goods and services and capital gains taxes; license, registration, and documentation fees; and customs duties, tariffs, and similar charges and any other regulatory fees or assessments.

“Tax Return” means all returns, declarations, reports, statements, and other documents required to be filed with any Governmental Entity with respect to any Tax (including any schedules), including any information return, claim for refund, amended return, or declaration of estimated Tax, and any amendments of the foregoing.

“Taxing Authority” means any Governmental Entity (including any foreign, federal, state or local Governmental Entity) having jurisdiction with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 8.03(a).

“Third-Party Software” means all Software owned by third parties that is either: (a) offered or provided to customers of the Business concurrently with the license of Business Software or furnishing of services to such customers; (b) used by the Sellers to provide services to customers of the Business; (c) used by the Sellers in the development of the Owned Intellectual Property or other Intellectual Property used in the Business; or (d) otherwise used by the Sellers in connection with the operation of the Business as currently conducted or as contemplated, including any open source software.

“Total Cap” has the meaning set forth in Section 8.01(d).

“Trade Secrets” means trade secrets and confidential and proprietary Business information, including know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, invention disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto, databases, collections of data and other compilations of information.

“Trademarks” means United States, state and foreign trademarks, service marks, trademark rights, product names, domain names, logos, trade dress, brand names, and trade names, and other source identifiers (including all assumed or fictitious names under which the applicable Person is conducting business or within the past five (5) years has conducted business), including all associated goodwill, whether registered or unregistered, and pending applications to register the foregoing.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Reseller Agreement, the Joint Development Agreement, the Source Code Escrow Agreement, the Seller Intellectual Property Assignments, the Management Agreement, the Grand Forks Facility Sublease and the other agreements, instruments, certificates and documents to be executed and/or delivered by one Party to another Party pursuant hereto.

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“Transitional Service Providers” has the meaning set forth in Section 5.14.

“Transition Services Agreement” has the meaning set forth in Section 5.11.

“Uniform Commercial Code” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Working Capital Components” has the meaning set forth in Section 2.07(a).

“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital calculated in accordance with Section 2.07 is less than 675,000.

“Working Capital Surplus” means the amount, if any, by which the Closing Working Capital calculated in accordance with Section 2.07 exceeds 825,000.

Section 1.02. Certain Interpretive Matters. Unless the context otherwise requires: (a) all references to sections, articles, annexes or exhibits are to be sections, articles, annexes and exhibits of this Agreement unless specifically referring to another Contract, document or instrument; (b) words in the singular include the plural and vice versa; (c) the terms “include” and “including” and variations thereof shall each be deemed to be followed by the phrase “without limitation”; (d) all references to $ or dollar amounts are to lawful currency of the United States; (e) unless otherwise indicated as a Business Day, the terms “day” or “days” shall mean calendar days; (f) whenever the context may require, any pronoun used herein includes the corresponding masculine, feminine and neuter forms; (g)  the term “any” means “any and all”; (h) “or” is used in the inclusive sense of “and/or”; and (i) the words “herein,” “hereto” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision of this Agreement. All references herein to documents “delivered by Sellers” or “delivered to Buyer” shall include documents made available to Buyer in the electronic documentation site established by Merrill DatasiteOne on behalf of Sellers, whether or not actually viewed or downloaded by Buyer or its representatives.

ARTICLE II
TRANSFER OF ASSETS AND RIGHTS

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to the Buyer as of the Effective Time, free and clear of any and all liabilities, claims, liens, restrictions on transfer and encumbrances (except for the Assumed Liabilities and Permitted Liens, if any), and the Buyer agrees to purchase from Seller, only the assets of the Business listed below, whether tangible, intangible, real, personal or mixed, and wherever located, all of which are collectively referred to in this Agreement as the “Purchased Assets”:

(a)         all tangible personal property owned by the Sellers and used in the Business, including without limitation the tangible personal property identified on Schedule 2.01(a), other than the Excluded Tangible Personal Property (the “Tangible Personal Property”);

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(b)         all Intellectual Property owned by the Sellers and used in the Business, including without limitation the Intellectual Property identified on Schedule 2.01(b), other than the Excluded IP Rights (the “Owned Intellectual Property”);

(c)          all rights to any Intellectual Property licensed by the Sellers from a third party and used in the Business, including without limitation the Intellectual Property identified on Schedule 2.01(c), other than the Excluded IP Rights (the “Licensed Intellectual Property”);

(d)          all computer programs, Software and all licenses, manuals, disks, instructions, flowcharts, schematics and similar matters used in the Business, including but not limited to those identified on Schedule 2.01(d) attached hereto, but excluding the Excluded Software;

(e)          all rights of the Sellers to provide Business services to those certain customers specifically set forth on Schedule 2.01(e) (collectively referred to as the “Customers”), whether such rights arise under oral or written contracts or otherwise, and all rights of the Sellers in and to all customer contracts as set forth on Schedule 2.01(e) (collectively referred to as the “Customer Contracts”);

(f)           all Permits related to the Business, excepting only those which by law or by their terms are non-transferable and those which have expired;

(g)          all benefits and rights under the Contracts, commitments, leases, licenses and other agreements, whether written or oral, related to the Business and specifically identified on Schedule 2.01(g) (the “Additional Contracts”);

(h)          all accounts receivable due to the Sellers with respect to products or services provided or delivered by the Sellers with respect to the Business prior to Closing (the “Accounts Receivable”);

(i)           all net retention receivables, described on Schedule 2.01(i) (the “Retention Receivables”);

(j)           all performed Contract assets, as described on Schedule 2.01(j) (the “Net Contract Assets”);

(k)          the prepaid expenses related to the Business specifically identified on Schedule 2.01(k) (the “Business Prepaids”);

(l)           the furniture and fixtures located at and/or used in connection with the Grand Fork Facility;

(m)         all goodwill and other intangible assets associated exclusively with the Business;

(n)          all warranties and guarantees of manufacturers, contractors or suppliers which pertain to the Purchased Assets;

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(o)          all claims of the Sellers against third parties related to the Purchased Assets, whether known or unknown, fixed or contingent; and

(p)          all papers, computerized databases, books, files and records in each Seller’s care, custody or control relating to any or all of the above-described Purchased Assets or the Business, including but not limited to all personnel records for the Selected Employees, Transitional Service Providers or Contractors (to the extent permitted by applicable Law), Customer lists, Customer Contracts, Customer billing records, files, sales records and maintenance and production records.

Section 2.02. Excluded Assets. Sellers shall retain and not sell, convey, assign or deliver to the Buyer, and the Buyer shall not purchase or accept from Sellers, any and all other assets not specifically identified as Purchased Assets or used in the Business, including, without limitation, the following properties and assets of Sellers (the “Excluded Assets”):

(a)          all cash held by the Sellers as of the Closing;

(b)          all Intellectual Property rights identified on Schedule 2.02(b) (the “Excluded IP Rights”);

(c)          all computer programs, Software and all licenses, manuals, disks, instructions, flowcharts and schematics identified on Schedule 2.02(c) (the “Excluded Software”);

(d)          all tangible personal property that is owned or held by the Sellers that is specifically identified on Schedule 2.02(d) (the “Excluded Tangible Personal Property”);

(e)          all Contracts other than the Customer Contracts, the Additional Contracts and the licenses related to any Licensed Intellectual Property;

(f)           the Grand Forks Facility and the Grand Forks Real Estate Lease, except to the extent provided in Section 5.18;

(g)          all prepaid expenses related to the Business, other than those identified on Schedule 2.01(k);

(h)          any assets not used in or otherwise related to the Business, including but not limited to those assets identified on Schedule 2.02(h);

(i)           all personnel records of the Sellers and any other records that the Sellers are required by law to retain in its possession;

(j)           all rights and interests under any Employee Benefit Plan maintained by the Sellers or any ERISA Affiliate or to which the Sellers or any ERISA Affiliate are required to contribute;

(k)          all agreements between a Seller and any of the Business Employees or Contractors;

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(l)           all financial records which do not directly relate to the Business;

(m)         all rights with respect to any loans made by a Seller to current or former employees or contractors of a Seller;

(n)          all rights with respect to any real property owned or leased by the Sellers;

(o)          all other assets and properties of the Sellers of every kind, character or description, other than the Purchased Assets, which are owned, used or held for use (whether or not exclusively) in connection with the Sellers’ businesses, wherever located, whether or not similar to the items detailed under Purchased Assets; and

(p)          all consideration to be received by the Sellers under this Agreement and all other rights of the Sellers hereunder.

Section 2.03. Assumed Liabilities; Excluded Liabilities.

(a)          The Buyer agrees to assume from the Sellers (i) those Liabilities, obligations and commitments incurred, accruing or to be performed after the Effective Time which arise under leases, contracts or agreements specifically assumed by Buyer pursuant to Section 2.01 hereof and which relate to Buyer’s operation or conduct of the Business after the Effective Time, (ii) the accounts payable arising from the conduct of the Business that are less than sixty (60) days past their invoice date (the “Accounts Payable”), (iii) those accrued expenses arising from the conduct of the Business that are specifically identified on Schedule 2.03(a)(iii) (the “Accrued Expenses”), and (iv) obligations and commitments to perform the Customer Contracts comprising deferred revenue arising from the conduct of the Business specifically set forth on Schedule 2.03(a)(iv) (the “Deferred Revenue”) (the items in (i) through (iv) hereof collectively being referred to as the “Assumed Liabilities”).

(b)         Except for the Assumed Liabilities, the Buyer shall not assume any Liabilities, obligations, contracts and/or commitments of the Sellers of any nature whatsoever, and nothing contained or described in this Agreement shall obligate the Buyer to assume any other Liabilities, obligations, contracts or commitments of the Sellers, it being agreed that the Buyer shall not assume nor in any manner be liable for any, and the Sellers shall remain liable for and discharge all, debts, Liabilities and obligations of the Sellers incurred or arising prior to or as of the Effective Time, or incurred or arising after the Effective Time in connection with or relating to the Business prior to the Effective Time, (collectively, the “Excluded Liabilities” or individually, an “Excluded Liability”). Without limiting the foregoing, the Parties agree that the Sellers shall be solely responsible and liable for, among other things (and are included as Excluded Liabilities):

(i)                any Liability arising out of, related to or otherwise associated with the conduct or operation of the Business by the Sellers prior to the Effective Time, including any event, condition, occurrence and/or injury or claim incurred by any employee, contractor or vendor prior to the Effective Time;

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(ii)              any Liability arising out of, related to or otherwise associated with the Sellers’ violation of or noncompliance with any applicable law;

(iii)             any Liability arising out of, related to or otherwise associated with any Proceeding involving the Sellers, including, without limitation, any Proceeding identified on Schedule 3.10 or any other claim or litigation involving the Sellers that is pending as of the Effective Time with respect to the Business or that arises out of the conduct of the Business by the Sellers prior to the Effective Time;

(iv)             any Liability related to the employment practices of the Sellers on or prior to the Effective Time or any individual’s employment or consulting or independent contractor arrangement by or with any Seller or the termination of such employment or consulting or independent contractor arrangement by a Seller, any Liability under the WARN Act related to the termination of Business Employees or Contractors by any Seller, or any Liability arising at or following the Effective Time as a result of the Buyer’s decision not to hire any Business Employee or Contractor;

(v)              any Liability arising out of, related to or otherwise associated with any Employee Benefit Plan maintained or sponsored by a Seller or any ERISA Affiliate or to which any Seller or ERISA Affiliate is required to contribute;

(vi)             any Liability arising out of, related to or otherwise associated with any employment, consulting, commission, severance, retention, change of control or termination agreement or any other employment, consulting or independent contractor arrangement (including without limitation any Liability for accrued wages and vacation) between a Seller or any ERISA Affiliate and any employee, consultant or independent contractor of a Seller or any ERISA Affiliate;

(vii)            any Liability of any Seller or ERISA Affiliate under the Patient Protection and Affordable Care Act;

(viii)           any Liability related to a Seller’s violation of any confidentiality or privacy obligations to any Customer, whether arising out of contract, statute, regulation or otherwise;

(ix)              any Liabilities arising out of, related to or otherwise associated with any Excluded Asset, whether incurred prior to, as of or after the Effective Time;

(x)               any Liability with respect to the arrangement for or the presence, release, threatened release, transportation, treatment, storage, handling or disposal of any Hazardous Materials at, from, to, in, on or under the Grand Forks Facility or any other of the Sellers’ facilities; any violation of Environmental Law or Environmental Permits; or the presence of or release from any underground storage tanks (active, inactive, removed or abandoned), equipment or articles containing any concentration of polychlorinated biphenyl (PCB), or asbestos containing materials, related in any case to the Business, the Purchased Assets, the Grand Forks Facility or any other of the Sellers’ facilities that, with respect to any of the foregoing, existed prior to, on or as of the Effective Time or arising after the Effective Time, except in each case to the extent caused after the Effective Time by the Buyer’s acts (including acts of Buyer’s employees, contractors or agents) or the Buyer’s failure to act when the Buyer had a duty to so act;

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(xi)             any Liability arising out of, related to or otherwise associated with any infringement or claim of infringement with respect to any Owned Intellectual Property, arising prior to the Effective Time; and

(xii)            any Liability for Taxes incurred or arising prior to or as of the Effective Time or incurred or accrued after the Effective Time but arising in connection with or relating to the operation of the Business or the ownership of the Purchased Assets prior to the Effective Time.

Section 2.04. Purchase Price. Subject to any adjustment and/or set off pursuant to this Agreement and to satisfaction of the other terms and conditions set forth in Section 2.06(b), the total purchase price (the “Purchase Price”) to be paid for the Purchased Assets and the other covenants and agreements set forth herein shall be $12,000,000, and shall be payable by the Buyer to the Sellers as set forth in Section 2.06.

Section 2.05. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on May 5, 2020, or, if all the conditions to the obligations of the Parties hereunder set forth in Articles IX and X hereof have not been satisfied or waived on or prior to such date, on the last Business Day of the calendar month during which all such conditions (other than those to be satisfied at the Closing) have been satisfied or waived, or at such other time and date as may be mutually agreed upon by the Parties hereto (such date, the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 am Central time on the Closing Date (the “Effective Time”). The Closing shall take place by the delivery and exchange of all required closing deliverables by FedEx or another recognized overnight courier or by facsimile or by the electronic transmission of deliverables in PDF or a comparable format, or through such other method or at such other place as may be mutually agreed upon by the Parties hereto in writing.

Section 2.06. Payment of Purchase Price. Subject to any adjustment as provided in this Agreement and for any indemnification claims of the Buyer pursuant to Section 8.01(a), the Purchase Price shall be paid as follows:

(a)             Closing Payment. At Closing, the Buyer shall pay to the Sellers (or their designee(s)) the sum of $10,500,000 (the “Closing Payment”), in immediately available funds via wire transfer pursuant to wiring instructions provided by the Sellers to the Buyer at least three (3) Business Days prior to Closing.

(b)             First Holdback Payment. The sum of $1,450,000 (the “First Holdback Payment”) shall be payable to Sellers or their designee(s)), within ten (10) Business Days following the twelve (12) month anniversary of the Closing Date, in immediately available funds via wire transfer pursuant to wiring instructions provided by the Sellers to the Buyer at least three (3) Business Days prior to the date on which such payment is due, provided that Sellers have satisfied the conditions set forth in this Section 2.06(b).

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(i)              The payment of the First Holdback Payment shall be conditioned upon (A) the the receipt by the Buyer, on or before the twelve (12) month anniversary of the Effective Time, of a novation agreement duly executed by the applicable third party (or other appropriate written evidence of the consent of the applicable third party to assignment), in a form reasonably satisfactory to the Buyer, with respect to all of the agreements identified on Schedule 2.06(b)(i)(A) (the “Required Consents”) or (B) the agreements identified on Schedule 2.06(b)(i)(B) shall have continued until the end of its current term without termination or cancellation by the third party (with a notice of termination or nonrenewal received more than 60 days prior to the end of the term of the contract being treated as a termination or cancellation of such contract, even if not effective until the end of the term of the contract). In the event that one or more of the Required Consents is not received by the twelve (12) month anniversary of the Effective Time, or the agreement identified on Schedule 2.06(b)(i)(B) is terminated or cancelled by the third party prior to the end of its term, then the amount of the First Holdback Payment due to the Sellers shall be reduced by the amount set forth on Schedule 2.06(b)(i)(A) or (B) corresponding to the Required Consent that was not received and delivered (or the agreement that was terminated or cancelled).

(ii)             The payment of the First Holdback Payment shall be further conditioned upon the Buyer’s receipt of payment on account of the Retention Receivables in an amount not less than $70,000 (the “First Required Receivables”) on or before the twelve (12) month anniversary of the Effective Time. In the event that the First Required Receivables are not received by the Buyer by the twelve (12) month anniversary of the Effective Time, then the amount of the First Holdback Payment due to the Sellers shall be reduced, on a dollar for dollar basis, by the amount by which the portion of the First Required Receivables for which payment was received by the Buyer is less than $70,000.

(c)             Second Holdback Payment. The sum of $50,000 (the “Second Holdback Payment,” and together with the First Holdback Payment, the “Holdback Payments”) shall be payable to Sellers or their designee(s)), within ten (10) Business Days following the eighteen (18) month anniversary of the Closing Date, in immediately available funds via wire transfer pursuant to wiring instructions provided by the Sellers to the Buyer at least three (3) Business Days prior to the date on which such payment is due, provided that Sellers have satisfied the conditions set forth in this Section 2.06(c). The payment of the Second Holdback Payment shall be conditioned upon the Buyer’s receipt of payment on account of the Retention Receivables in an amount not less than $50,000 (the “Second Required Receivables”) on or before the eighteen (18) month anniversary of the Effective Time. In the event that the Second Required Receivables are not received by the Buyer by the eighteen (18) month anniversary of the Effective Time, then the amount of the Second Holdback Payment due to the Sellers shall be reduced, on a dollar for dollar basis, by the amount by which the portion of the Second Required Receivables for which payment was received by the Buyer is less than $50,000.

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(d)             Additional Terms Applicable to Holdback Payments

(i)              The reductions to the Holdback Payments set forth above shall be cumulative and not exclusive of the other; provided, however, in no event shall the aggregate amount of such reductions exceed the total Holdback Payment.

(ii)              The payment of the Holdback Payments, to the extent due and payable to the Sellers, shall be further subject to set off for the obligations of the Sellers to pay to the Buyer the amount of any Working Capital Deficit pursuant to Section 2.07(b), the obligations of the Sellers to reimburse the Buyer for any Payments in accordance with Section 7.03(c), and the obligations of the Sellers to indemnify any Buyer Indemified Parties pursuant to Section 8.01.

Section 2.07. Working Capital Settlement. The Purchase Price shall be subject to adjustment as follows:

(a)             As promptly as practicable and in any event within ninety (90) days after the Effective Time, the Buyer shall prepare and deliver to the Sellers a balance sheet of the Business (the “Closing Balance Sheet”) comprised of the Accounts Receivables, Retention Receivables, Business Prepaids, Accounts Payable and Accrued Expenses as of the Effective Time (the “Working Capital Components”). The Closing Balance Sheet shall set forth a calculation of the Working Capital Components as of the Effective Time (the “Closing Working Capital”), in a manner consistent with the illustrative calculation attached hereto as Exhibit I. During the preparation of the Closing Balance Sheet by the Buyer and the period of any dispute with respect to the application of this Section 2.07, each of the Parties shall cooperate with the other Party to the extent reasonably requested to prepare the Closing Balance Sheet or to investigate the basis for any dispute. The Closing Balance Sheet shall be examined by the Sellers, and the Sellers shall, no later than thirty (30) days after their receipt of the Closing Balance Sheet (the “Review Period”), notify the Buyer in writing if the Sellers disagree with the Closing Balance Sheet, identifying with reasonable specificity those items which the Sellers take exception with and the Sellers’ proposed adjustment with respect thereto (an “Objection Notice”). If the Sellers’ do not deliver an Objection Notice prior to the expiration of the Review Period, the Sellers shall be deemed to have accepted the Closing Balance Sheet for the purposes of determining the Closing Working Capital and any Post-Closing Working Capital Adjustment under Section 2.07(b). If the Sellers give notice of objections to the Closing Balance Sheet by timely delivering the Objection Notice to the Buyer, the Sellers and the Buyer shall, during the thirty (30) days following such delivery (the “Resolution Period”), use their Commercially Reasonable Efforts to reach agreement on the disputed items or amounts (the “Disputed Amounts”). If the Sellers and Buyer reach an agreement on the Disputed Amounts during the Resolution Period, the agreed upon amount shall constitute the final Closing Working Capital. If the Sellers and Buyer are unable to resolve the Disputed Amounts during the Resolution Period, such Disputed Amounts shall be referred within ten (10) Business Days thereafter to BDO USA, LLP, or, if such firm is unwilling or unable to accept such appointment, a firm of independent certified public accountants mutually acceptable to the Sellers and Buyer (in either case, the “Independent Accounting Firm”). The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and may select the position of the Sellers or the Buyer, or may render its own decision as a resolution in an amount that is between the positions of the Parties for each item or amount disputed. The Independent Accounting Firm shall, within forty-five (45) days following its engagement, deliver to the Sellers and Buyer a written report determining the proper treatment of such disputed items, and its determinations shall be conclusive and binding upon the Parties for the purposes of determining the Closing Working Capital and any Post-Closing Working Capital Adjustment under Section 2.07(b), except solely to the extent necessary to correct manifest clerical or mathematical errors. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.07(a) shall be borne proportionately by the Sellers and Buyer based on the aggregate difference from the corresponding amount(s) determined by the Independent Accounting Firm to the amounts proposed by one Party, as compared to the aggregate difference to such amounts proposed by the other Party.

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(b)            As promptly as practicable, and in any event within seven (7) Business Days after the final determination of the Closing Working Capital pursuant to Section 2.07(a): (i) if there is a Working Capital Surplus, then the Buyer shall pay to the Sellers an amount equal to the Working Capital Surplus (provided, however, in no event shall the amount of such payment on account of a Working Capital Surplus exceed $250,000), or (ii) if there is a Working Capital Deficit, then the Sellers shall pay to the Buyer an amount equal to the Working Capital Deficit (provided, however, in no event shall the amount of such payment on account of a Working Capital Deficit exceed $250,000); provided, however, that the Buyer, in its sole discretion, may set off the amount of the Working Capital Deficit against any amounts due from the Buyer to the Sellers, including any Holdback Payments (in each case, such payment being referred to as the “Post-Closing Working Capital Adjustment”). All payments required under this Section 2.07 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the intended date of payment. The Parties hereto agree that payment or other adjustment made pursuant to this Section 2.07 shall be (to the extent permitted by applicable Law) treated as adjustments to the Purchase Price for all Tax purposes.

Section 2.08. Allocation of Purchase Price. Within one hundred twenty (120) days following the Effective Time, the Buyer shall prepare and deliver to Sellers a schedule of the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the other covenants and agreements set forth herein in accordance with the Code, Treasury Regulations and applicable Legal Requirements (the "Allocation Schedule"). The Allocation Schedule shall be deemed final unless the Sellers notify the Buyer in writing that the Sellers object to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to the Sellers (provided, however, that no such objection shall be asserted by the Sellers which would reduce or eliminate the Buyer’s ability to deduct amortization from taxable income, absent violation of applicable Law or manifest error). In the event of any such objection, the Parties shall negotiate in good faith to resolve such dispute; provided, however, that if the Parties are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to the Sellers, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of such accounting firm shall be borne one-half by each of the Sellers and Buyer. The Parties agree to use the Allocation Schedule for all tax and reporting purposes, including but not limited to Internal Revenue Service Form 8594, and not to take any contrary position with respect thereto. In the event of an adjustment pursuant to this Agreement, the Allocation Schedule shall be revised accordingly by the Parties as soon as reasonably practicable. The Buyer and Sellers shall take all actions and file all Tax Returns (including but not limited to Internal Revenue Service Form 8594) consistent with such revised allocation unless required to do otherwise by law.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers hereby represent and warrant, jointly and severally, to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.01. Organization and Qualification. Each Seller is a corporation duly organized and validly existing under the Laws of the State of Delaware. Each Seller has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Neither Seller is in violation of any provision of its Certificate or Bylaws, respectively. Each Seller is duly qualified or licensed to do business in each jurisdiction in which it operates and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would be material and adverse to the Purchased Assets or the Business. Schedule 3.01 contains a true and complete list of all states in which the Sellers maintain any employees of the Business and a true and complete list of all states in which the Sellers are duly qualified or licensed to transact business. No other jurisdiction has demanded, requested, or otherwise indicated that a Seller is required to so qualify in connection with the Business or Purchased Assets.

Section 3.02. Subsidiaries.

(a)             Except as set forth on Schedule 3.02 and Iteris’ ownership of all of the capital stock in ClearAg, neither Seller, directly or indirectly, owns, of record or beneficially, any outstanding voting securities or other equity interests in or control in any corporation, limited liability company, partnership, trust, joint venture, or other entity.

(b)             Iteris does not have any Subsidiaries other than ClearAg and Albeck Gerken, Inc. ClearAg does not have any Subsidiaries.

Section 3.03. Authority. Each Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents delivered to the Buyer in connection with the transactions contemplated under this Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by each Seller’s respective Board of Directors and the stockholders of ClearAg, and no other action on the part of the Sellers is necessary to authorize the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by the counterparties thereto) each of them constitutes a valid and binding agreement of such Seller and is enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and limitations imposed by Laws or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”). Upon the execution and delivery by each Seller of the Transaction Documents to which it is a party, each such Transaction Document will be the legal, valid, and binding obligation of such Seller, and enforceable in accordance with their respective terms, as applicable, subject to the Bankruptcy and Equity Exception.

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Section 3.04. Noncontravention. Except as set forth on Schedule 3.04 or on Schedule 3.05, the execution and delivery by the Sellers of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Sellers will not, conflict with or result in any material breach of the terms, conditions, or provisions of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of notice, termination, amendment, cancellation, or acceleration of any obligation or to the loss of rights or benefits, or result in the creation of any Lien upon any of the properties or assets of any Seller, including without limitation, the Purchased Assets, under (a)  any loan, guarantee of indebtedness, or credit agreement, note, bond, mortgage, indenture, lease, Contract, instrument, Permit, concession, franchise, right, or license binding upon a Seller, (b) any provision of the Articles or Bylaws of a Seller, or (c) any Order or Law applicable to a Seller, their properties or assets or the Business.

Section 3.05. Government Approvals; Required Consents. Except as set forth on Schedule 3.05, no filing or registration with, or authorization, consent, or approval of, any Governmental Entity or other Person is required by or with respect to the Sellers, the Business or the Purchased Assets in connection with the execution and delivery of this Agreement or any other Transaction Document by the Sellers or is necessary for the consummation of the transactions contemplated hereby or thereby.

Section 3.06. Compliance with Laws. The Business is being conducted, and has been conducted, and each Seller is and has been in compliance with, all applicable Laws, and no investigation or review by any Governmental Entity with respect to the Sellers or the Business is pending or, to the Knowledge of the Sellers, threatened.

Section 3.07. Financial Statements. The Sellers have previously furnished to the Buyer unaudited balance sheets of the Business as of March 31, 2019 and an unaudited balance sheet of the Business as of March 31, 2020, together with the related statements of income for the fiscal periods then ended, as well as the calculation of the Seller’s Working Capital Components as of March 31, 2020 (the March 31, 2020 balance sheet and related statement of income being referred to as the “Interim Financial Statements” and all the financial statements referred being collectively referred to as the “Financial Statements”), copies of which are attached hereto as Schedule 3.07. Except as set forth on Schedule 3.07, the Financial Statements: (a) have been prepared in material compliance with GAAP; (b) present fairly in all material respects the financial position, results of operations, and changes in financial position of the Business as of such dates and for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments which are not expected to be material); (c) taken as a whole, are complete and correct in all material respects, and in accordance with the books of account and records of the Sellers; (d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Sellers for financial accounting and federal income Tax purposes; and (e) taken as a whole, accurately reflect all costs and expenses of the Business in all material respects. The Closing Working Capital shall be equal to an amount not less than $500,000.

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Section 3.08. Undisclosed Liabilities. Except as set forth on Schedule 3.08, the Business has no liabilities or obligations (whether known or unknown, accrued, absolute, or contingent, liquidated or unliquidated or due or to become due), except for: (a) liabilities shown on the Interim Financial Statements; (b) liabilities that have arisen since March 31, 2020 in the Ordinary Course of Business; (c) contractual liabilities incurred in the Ordinary Course of Business not required by GAAP to be reflected on a balance sheet or the notes thereto, (d) liabilities arising from the transactions contemplated hereby, and (e) liabilities for severance or retention payments due to Selected Employees or Transitional Employees that are disclosed on Schedule 7.03(b).

Section 3.09. Absence of Certain Changes or Events. Except as set forth on Schedule 3.09 or expressly contemplated by this Agreement, since March 31, 2020, the Sellers have conducted the Business in the Ordinary Course of Business, and the Sellers in respect of the Business have not:

(a)             suffered any material damage, destruction, or loss, whether or not covered by insurance;

(b)             made any material change in the accounting methods or practices it follows, whether for general, financial, or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(c)             sold, leased, abandoned, or otherwise disposed of any machinery, equipment, or other operating property with an individual book value in excess of $10,000, or an aggregate book value in excess of $30,000, other than in the Ordinary Course of Business;

(d)            sold, assigned, transferred, licensed, or otherwise disposed of any Intellectual Property, other than in the Ordinary Course of Business;

(e)             permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, Lien, security interest, or other encumbrance of any kind (except Permitted Liens);

(f)              made any capital expenditure or commitment individually in excess of $10,000 or in the aggregate in excess of $30,000 other than in the Ordinary Course of Business;

(g)             paid, loaned, or advanced any amount to, or sold, transferred, or leased any properties or assets to, or entered into any Contract or arrangement with, any Affiliate of a Seller;

(h)             incurred any debt for borrowed money other than trade accounts payable in the Ordinary Course of Business;

(i)              made any changes in its policies, practices, or methodology of collecting accounts receivable or paying accounts payable or accrued liabilities, and all such collections and payments have been made in the Ordinary Course of Business;

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(j)             settled any litigation or paid any claims against the Sellers in respect of the Business or any of Sellers’ managers, directors or officers (in their capacities as such and with respect to the Business);

(k)            hired or voluntarily terminated the employment or engagement of any officers, employees, consultants or independent contractors providing services to the Business;

(l)             instituted any increase in excess of three percent (3%) in any compensation payable to any officer, employee, consultant or independent contractor of the Business or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, or other benefits made available to officers, employees, consultants or independent contractors of the Business;

(m)            except as required by applicable Law and set forth on Schedule 3.09, prepared or filed any Tax Return inconsistent with past practice or, on such Tax Return, changed any tax election or position taken or adopted any method of Tax accounting inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(n)             written off any accounts receivable or issued any credit to a customer of the Business individually in excess of $10,000 or in the aggregate in excess of $30,000;

(o)            made, entered into, modified, or amended in any material respect or terminated (i) the Sellers’ relationship with any Material Customer, (ii) any Material Contract, or (iii) any other Contract entailing annual payments in excess of $10,000;

(p)             experienced a Material Adverse Effect or any event that would reasonably be expected to result in a Material Adverse Effect; or

(q)             agreed or committed to do any of the foregoing.

Section 3.10. Absence of Litigation. Except as set forth on Schedule 3.10, neither the Sellers nor any officer or other employee of a Seller, in his or her capacity as such, which respect to the Business is or since January 1, 2015 has been: (a) subject to any outstanding or, to the Knowledge of the Sellers, threatened Order, ruling, or charge; or (b) a party or, to the Knowledge of the Sellers, threatened to be made a party, to any Proceeding in, or before any Governmental Entity. There is no Proceeding pending, or to the Knowledge of the Sellers, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

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Section 3.11. Facilities.

(a)             The Sellers do not own and have not owned any real property interest or buildings in connection with the Business.

(b)             Schedule 3.11 sets forth a correct and complete list of all real property leased by the Sellers in connection with the Business and the leases relating thereto, including any amendments or addendums and any superior leases or subleases. Correct and complete copies of the real estate lease, including any amendments or addendums and any superior leases or subleases, pertaining to the facility located at 4324 University Avenue, Suite B, Grand Forks, ND 58203 (such facility being referred to herein as the “Grand Forks Facility,” and such lease being referred to herein as the “Grand Forks Lease”) have been delivered to Buyer. With respect to the Grand Forks Lease:

(i)              Such lease constitutes the entire agreement to which either Seller, or any superior lessee, sublessor or assignee, is a party with respect to the real property leased thereunder;

(ii)             ClearAg now has a good and valid leasehold interest in the real property leased thereunder, free of all liens except any liens set forth in the Grand Forks Lease. As of the Effective Time, ClearAg will have a good and valid leasehold interest in the real property leased thereunder, free of all liens except any liens set forth in such lease. ClearAg has not assigned, sublet, transferred, conveyed, encumbered, mortgaged or conveyed in trust any interest in the leasehold.

(iii)            To the extent obligated to do so pursuant to the terms of such lease, ClearAg, or to the Knowledge of the Sellers, such party as is obligated to do so under the terms of such lease, has paid all property taxes that are due and owing with respect to the real property leased thereunder;

(iv)            Such lease is in full force and effect as against ClearAg and, to the Knowledge of the Sellers, as against the other parties thereto. There is no existing breach or default by ClearAg under such lease, or, to the Knowledge of the Sellers, by any other party thereto, and the Sellers have not received written notice of any act or omission on the part of ClearAg that constitutes, or with the passage of time or the giving of notice, or both, would constitute a breach or default under such lease; and

(v)             There is no Proceeding pending against ClearAg or, to the Knowledge of the Sellers, threatened against ClearAg or any third party that would materially interfere with the quiet enjoyment by ClearAg or the Buyer of the real property leased under such lease, after the Effective Time.

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(c)             Except as set forth on Schedule 3.11, Sellers have not received notice of or have cause to reasonably believe that a fact or condition exists which is reasonably likely to result in discontinuation of presently available (or otherwise necessary for current use) water, sewer, gas, electric, telephone, drainage facilities and other utilities and services, or vehicular access, to and from, the Grand Forks Facility.

(d)             Except as set forth on Schedule 3.11, all real property leased under the Grand Forks Lease, and all buildings, building systems and equipment, improvements, structures, driveways, parking areas, sidewalks, amenities and fixtures appurtenant thereto, are in good condition and repair (other than any defects that are not readily observable), normal wear and tear excepted, and there are no defects (other than defects that are not readily observable) or, to the Knowledge of the Seller, deferred maintenance conditions with respect thereto which would impair the day-to-day use of same for the operation of the Business or subject ClearAg to any liability under the terms of the Grand Forks Lease or any applicable legal requirements.

(e)             Except as otherwise contemplated by the terms of this Agreement and except as set forth on Schedule 3.11, the Sellers have not entered into any contract, arrangement or understanding with respect to the future ownership, acquisition, development, use, occupancy, sublease, lease or operation of the Grand Forks Facility.

(f)              The Grand Forks Facility and its present use by the Sellers does not violate or conflict with any covenants, conditions or restrictions applicable to such facility under the Grand Forks Lease or, to the Knowledge of the Sellers, any applicable Governmental Entities. All consents or approvals required in connection with the present use of the Grand Forks Facility by the Sellers have been obtained and maintained. Except as set forth on Schedule 3.11, the Grand Forks Facility is occupied exclusively by the Sellers. Except as set forth on Schedule 3.11, ClearAg occupies and uses the Grand Forks Facility only for the purpose of conducting the Business or activities necessary or incident thereto.

Section 3.12. Title to Assets; Condition of Assets.

(a)             Except as set forth on Schedule 3.12(a), the Sellers have good and valid title to all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens, and no financing statement covering all or any portion of the Purchased Assets and naming a Seller as debtor (other than any financing statement pertaining to any Permitted Lien) has been filed in any public office which has not been released, and neither Seller has signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the Purchased Assets which has not been released. As of the Effective Time, the Buyer will acquire the Purchased Assets for its exclusive use free and clear of all liabilities, liens, leases, charges, claims, licenses, rights, encumbrances and restrictions on transfers, except those that may arise from acts of the Buyer or any Permitted Liens. Immediately following the Effective Time, the Sellers shall have no right, title or interest in the Purchased Assets.

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(b)               All Tangible Personal Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is now used.

(c)               Except for those assets to be made available to the Buyer pursuant to the Transition Services Agreement or as otherwise set forth on Schedule 3.12(c), the Purchased Assets: (i) constitute all the assets and properties used by the Sellers in the operation of the Business (including all books, records, computers, and computer programs and data processing systems) and (ii) are sufficient and adequate for the Business as currently conducted. There are no assets used in the Business that will not be owned or available for use by the Buyer immediately after the Closing on the same terms as the date of this Agreement other than assets disposed of in the Ordinary Course of Business or set forth on Schedule 3.12(c).

Section 3.13. Employees.

(a)               The Sellers have delivered to the Buyer the following information for each full-time, part-time, or temporary employee, or officer of Sellers providing services primarily to the Business (the “Business Employees”), or any consultant or independent contractor providing services primarily to the Business (the “Contractors”) including for each such employee on leave of absence or layoff status: name, employer company, job title, current employment status, exempt/non-exempt classification, date of hire, current annual salary, target bonus opportunity for 2020, 2019 and 2020 bonuses paid or accrued, and accrued vacation and time off as of March 31, 2020. The Sellers have delivered to the Buyer true and complete copies of each written employment Contract and offer letter, and a written summary of each material verbal employment Contract and offer letter, in each case including any amendments thereto, that exists for the Business Employees and/or Contractors.

(b)               With respect to the Business Employees, neither Seller is a party to any collective bargaining Contract. There is no, nor have there been in the past five years, any strikes, boycotts, handbilling, picketing, walkouts, demonstrations, leafletting, sit-ins, sick-outs, labor disputes, slowdowns, stoppages, or any other forms of organized labor disruptions, nor are there any pending or, to the Knowledge of the Sellers, threatened against the Sellers with respect to the Business. To the Knowledge of the Sellers, no union-organizing activities have taken place or are taking place presently with respect to the Business.

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(c)               With respect to the Business, the Sellers are in material compliance with, and have been in material compliance with, all applicable Laws relating to labor and employment, including Laws regarding fair employment practices, terms and conditions of employment, applicant and employee background checking, wages (including overtime wages and the proper classification of employees as “exempt” or nonexempt”), withholding of taxes, employment discrimination, disability rights and benefits, labor relations, pay equity, civil rights, sexual or other harassment, working hours, industrial relations, employment practices, working conditions, equal employment opportunity, affirmative action, leaves of absence, employee benefits, plant closing, mass layoff, occupational safety and health, visa, immigration and required documentation, and workers’ compensation (collectively, the “Labor Laws”), other than noncompliance with Labor Laws that has been corrected prior to the date hereof and for which the Sellers shall have, individually or in the aggregate, no further material Liability. With respect to the Business, each Person classified by the Sellers as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is and has at all times been properly classified in all material respects under all governing Law, and the Sellers have fully and accurately reported in all material respects all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Law. With respect to the Business, the Sellers are in material compliance with and has been in material compliance with, all Laws relating to the employment of Persons who are not citizens of the country in which they are employed, and all Laws relating to the documentation and recordkeeping of employees’ work authorization status.

(d)               There are no charges, complaints or Proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, or other Proceedings related to employees, pending or, to the Knowledge of the Sellers, threatened against the Sellers with respect to the Business, the Business Employees or the Contractors.

Section 3.14. Employee Benefit Plans.

(a)               With respect to the Business and the Business Employees, Schedule 3.14(a) lists: (i) all bonus (including, without limitation, retention bonuses), incentive compensation, commission, equity incentive, phantom equity, profit-sharing, deferred compensation, change of control, pension, retirement, health, welfare, medical, retiree medical, disability, or life insurance, supplemental retirement, severance, or other benefit plans, programs, or arrangements, and all employment, termination, severance, or other Contracts, whether formal or informal, to which either Seller is a party, with respect to which any such Seller has any obligation or that are maintained, contributed to, or sponsored by a Seller for the benefit of any current or former employee, officer or director of the Business; and (ii) any Contracts, arrangements, or understandings between a Seller or any of its Affiliates and any current or former employee of the Business relating to a sale, merger, change in control or other disposition of the Business (collectively, the “Employee Benefit Plan”). With respect to each Employee Benefit Plan, the Sellers have delivered to the Buyer a correct and complete copy of each of the following: (i) all plan documents and amendments, trust agreements, and insurance and annuity contracts and policies, (ii) the most recent favorable IRS determination or opinion letter with respect to each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, (iii) the three most recently filed Forms 5500 plus all schedules and attachments, if applicable, (iv) the most recent summary plan description and any subsequent summaries of material modifications thereto otherwise provided to employees or former employees that describes the terms of the Plan, if applicable, (v) any correspondence and other materials submitted to or received from the IRS or U.S. Department of Labor in connection with any correction program with respect to any Plan, and (vi) any nondiscrimination tests performed during the last two (2) plan years to the extent the Employee Benefit Plan is subject to nondiscrimination testing.

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(b)               Except as disclosed in Schedule 3.14(b), (i) each Employee Benefit Plan is in material compliance with applicable laws (including ERISA and the Code) and has been funded, administered, maintained, and operated, in form and in operation, in all material respects in accordance with the terms of such Employee Benefit Plan and all applicable laws (including ERISA and the Code); (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or is the subject of, a favorable determination letter or opinion letter from the IRS, and nothing has occurred and no condition exists which would reasonably be expected to adversely affect the qualification of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iii) neither the Seller nor any employee or officer nor any other “disqualified person” or “party in interest,” who is a fiduciary with respect to such Employee Benefit Plan (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has committed a breach of any responsibility or Liability imposed upon fiduciaries under Title I of ERISA with respect to such Employee Benefit Plan or engaged in any non-exempt prohibited transaction in connection with any Employee Benefit Plan that would result in the imposition of a penalty or fine pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code; and (iv) neither the Seller nor any ERISA Affiliate of the Seller has any obligation to contribute to or any current or potential Liability (including actual or potential withdrawal Liability) with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any employee benefit plan subject to Title IV of ERISA or of the type described in Section 4063 or 4064 of ERISA, any multiple employer plan (as defined in Section 413(c) of the Code), any “funded welfare plan” within the meaning of Section 419 of the Code, or any “multiple employer welfare arrangement” (as defined under Section 3(40) of ERISA).

(c)               All contributions, premiums, or payments required to be made with respect to any Employee Benefit Plan have been made on, before their due dates, or within the applicable grace period for payment without default or have been properly accrued.

Section 3.15. Contracts. Except as set forth on Schedule 3.15 (and specifically identified on date hereof and as of the Closing Date by reference to the applicable categories set forth in (b) through (o) below, and as specifically identified no later than May 8, 2020 by reference to the applicable categories set forth in (a) below), with respect to the Business, the Purchased Assets and the operation thereof, the Sellers are not a party to or bound by:

(a)               any Contracts that provide for: (i) the transfer of ownership of or distribution of any of its Intellectual Property; (ii) the exclusive license of any Intellectual Property, either in-license or out-license; (iii) the perpetual license of any Intellectual Property, either in-license or out-license (other than Third-Party Software that is commercially available without customization that has general applicability to businesses); or (iv) the license of Patents or Trademarks used in the Business;

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(b)               any written or material verbal employment Contract with any Business Employee or Contractor

(c)               any independent contractor or similar Contract that is not terminable on thirty (30) days’ notice or less without penalty, Liability, or premium of any type;

(d)               any Contracts that: (i) restrict the ability of the Sellers to engage in any line or type of business or from competing with any Person; (ii) commit the Sellers to an exclusive purchase relationship with any vendor; (iii) commit the Sellers to provide any product or service exclusively to a particular customer; (iv) prohibit the Sellers from soliciting any Person to become a customer or employee of the Sellers; or (v) grant to any Person a right of first refusal or right of first offer on the sale of any part of the Business;

(e)               any currently effective or prior collective bargaining or union Contract with respect to its employees;

(f)                any surety bonds and any Contracts involving a guarantee of any obligations of other Persons by the Sellers or any Contracts to acquire or guarantee any obligations of other Persons by the Sellers;

(g)               any loans, notes, credit facilities, lines of credit, standby financing, revolving credit, or other similar financing arrangements of any sort, other than trade payables incurred in the Ordinary Course of Business;

(h)               any Contracts creating or permitting the creation of any Lien on the assets of the Sellers used in the Business;

(i)                 any Contracts, other than this Agreement and the other Transaction Documents, that provide for the acquisition or disposition of (i) any business or assets (other than Intellectual Property) used in the Business with a fair market value of $10,000 or more, or (ii) any Intellectual Property (in each case, whether by merger, sale of stock, sale of assets, license, or otherwise);

(j)                 any Contracts under which a Seller has advanced, other than reimbursable expenses or similar advances, or loaned money to: (i) the other Seller or its Affiliates, (ii) any officer, director, or employee of the Sellers or any of their respective Affiliates; or (iii) any other Person;

(k)               any Contracts providing for notice, the payment of compensation or other benefits, or creating or triggering any rights of acceleration, consent, termination, modification, cancellation, loss of rights, or other rights or obligations in the event of a sale or change in control of the Business or its assets;

(l)                 any Contracts for the purchase or licensing, development of, or subscription for, Business Software with payments in excess of $10,000 per annum;

(m)             any Contracts that provide for a most-favored pricing provision for any customer;

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(n)               any Contract between a Seller, on the one hand, and the Material Customers or Material Vendors, on the other hand; or

(o)               any other Contracts or instruments that are material to the Business, or the assets of the Business that are not otherwise required to be disclosed under any other subparagraphs of this Section 3.15.

The Contracts, documents, and instruments set forth or required to be set forth on any of Schedules 3.15 and 3.17 are referred to herein collectively as the “Material Contracts.” The Sellers have delivered to the Buyer or its representatives a true and correct copy of each written Material Contract. Except as set forth on Schedule 3.15, each Material Contract is valid, binding, in full force and effect in accordance with its terms, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder. Except as set forth in Schedule 3.05, each Material Contract will be enforceable after the Closing in accordance with its terms without the consent, approval, or act of, or the making of any filing with, any other Person, subject to the Bankruptcy and Equity Exception. Since January 1, 2018, the Sellers have not received any notice of termination, notice of a force majeure event or notice of any other material issue or material dispute related to any such Material Contract, including those issues or disputes related to Business operations, performance, ability to perform, financial condition or prospects and, to the Knowledge of the Sellers, no party to any such Material Contract intends to cancel, withdraw, modify, or amend such Material Contract or delay or defer any payment or performance obligation under such Material Contract. Except as set forth on Schedule 3.15, the Sellers are not in material default under or in material breach or violation of, nor, to the Knowledge of the Sellers, is there any valid basis for any claim of material default by any Seller under, or material breach or violation by a Seller of, any provision of any Material Contract. Except as set forth on Schedule 3.15, to the Knowledge of the Sellers, no other party is in material default under, or in material breach or violation of, nor is there any valid basis for any claim of material default by any other party under or any material breach or violation by any other party of, any Material Contract. The Sellers are not currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder.

Section 3.16. Environmental Matters.

(a)               No environmental, health and/or safety reports, testing or audits (including but not limited to Phase I environmental reports) with respect to the Grand Forks Facility have been prepared or commissioned by either Seller or are otherwise within the possession of the Sellers.

(b)               With respect to the Business and the operation thereof, the Sellers have been and are in compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Sellers, threatened Proceeding, or inquiry or information request, by any Governmental Entity relating to any Environmental Law involving the Business or Purchased Assets. With respect to the Business and the Grand Forks Facility, the Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials in a manner that has given rise to or will give rise to a claim, or Loss pursuant to any Environmental Law.

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(c)               With respect to the Business and the operation thereof, the Sellers are not a party to or bound by any Order, including any court order, administrative order, consent order, or other Contract between either Seller and any Governmental Entity entered into in connection with any legal obligation or Liability arising under any Environmental Law.

(d)               To the Knowledge of the Sellers, there is no asbestos-containing material at the Grand Forks Facility.

(e)               To the Knowledge of the Sellers, neither this Agreement nor the consummation of the transactions that are the subject to this Agreement will result in any site investigation or clean up, or notification to or consent of government agencies or third parties pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” requirements under Environmental Law.

(f)                The representations and warranties set forth in this Section 3.16 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 3.17. Intellectual Property.

(a)               Schedule 3.17(a) sets forth a true and complete list of the following Intellectual Property used in the operation of the Business: (i) all Patents and all names of any Persons who are or claim to be inventors or creators of any process or invention claimed by such Patents; (ii) all registered Trademarks and material unregistered Trademarks in all countries of the world that are now owned by the Sellers; (iii) all registered Copyrights and all websites, webpages, social media accounts and domain names and applications for registration the same that are now owned by the Sellers; and (iv) a general description of all material Trade Secrets now owned by the Sellers. Except as disclosed in Schedule 3.17(a), with respect to the Intellectual Property set forth on Schedule 3.17(a): (i) all Patents owned by the Sellers are valid and in force, all registrations for Copyrights and Trademarks owned by the Sellers are valid and in force, and all applications that have been duly filed by the Sellers with the applicable Governmental Entity to register any unregistered Copyrights, Patents, and Trademarks are pending and in good standing; (ii) the Sellers have the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property, and to the Knowledge of the Sellers, there is no basis for any such action; (iii) the Sellers have taken all actions reasonably necessary to protect, and where necessary to register, its Owned Intellectual Property; and (iv) the Sellers have not taken any action that would materially impair or otherwise materially adversely affect its rights in such Owned Intellectual Property.

(b)               Schedule 3.17(b) sets forth a true and complete list of all Owned Intellectual Property and all Licensed Intellectual Property (other than Third-Party Software that is commercially available without customization that has general applicability to businesses and with respect to which the Sellers have a valid license), showing, in each case, whether such Intellectual Property is owned or licensed, any product, device, process, service, business, or publication covered thereby, the registered or other owner, licensor, or licensee, expiration date, and filing number, if any.

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(c)               Except as set forth on Schedule 3.17(a) or Schedule 3.17(b), Schedule 3.17(c) identifies all licenses, sublicenses, assignments, license fees, royalties and other charges and other Contracts to which the Sellers are a party and which are related to or used in the Business, relating to the Owned Intellectual Property (other than non-exclusive, non-perpetual licenses for the Owned Intellectual Property entered into in the Ordinary Course of Business) or the Licensed Intellectual Property (other than Third-Party Software that is commercially available without customization that has general applicability to businesses and with respect to which the Sellers have a valid license).

(d)               Schedule 3.17(d) accurately and completely sets forth the registration or renewal due dates and comments for any action item that is required to be taken by the Buyer within sixty (60) days following Closing in order to maintain, perfect or secure any rights associated with any Patents, registered Trademarks, Copyrights and domain names included within the Owned Intellectual Property. In addition, Schedule 3.17(d) contains a true and complete list of all renewal due dates and comments for any action item that is required to be taken by the Buyer within sixty (60) days following Closing in order to maintain, perfect or secure the use of the Licensed Intellectual Property.

(e)               Except as otherwise set forth on Schedule 3.17(e), the Sellers are the exclusive owner of all right, title, and interest, including beneficial interest, in and to, and has good and valid title to, each item of the Owned Intellectual Property, free and clear of any Liens (except Permitted Liens). Except as otherwise set forth on Schedule 3.17(e), the Sellers are the exclusive owner of all right, title, and interest in and to all data files, databases and similar data used in the Business, free and clear of any Liens (except Permitted Liens). There are no pending or, to the Knowledge of the Sellers, threatened interferences, reexaminations, oppositions, or cancellation Proceedings involving any Owned Intellectual Property. There are no pending or, to the Knowledge of the Sellers, threatened Proceedings contesting the validity, ownership or right to use, sell, license, distribute, or dispose of the Owned Intellectual Property. The Owned Intellectual Property does not infringe on any Intellectual Property of any other Person.

(f)                The Sellers (i) have the right to use the Owned Intellectual Property in the conduct of the Business as presently conducted and (ii) have the rights or licenses necessary to use the Licensed Intellectual Property in the conduct of the Business as presently conducted. Except under the licenses identified on Schedule 3.17(c), Seller owes no royalties or other payments to third parties in respect of any Owned Intellectual Property or Licensed Intellectual Property.

(g)               The Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property used by the Sellers in the Business. There are no other items of Intellectual Property that are used by the Sellers in connection with the operation of the Business other than Software commercially available without customization that has general applicability to businesses (with respect to which the Sellers have a valid licenses).

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(h)               There is no material breach or violation by the Sellers under, and to the Knowledge of the Sellers, there is no breach or violation by any other party to, any Contract listed on Schedule 3.17(b) or 3.17(c).

(i)                 There has been no material unauthorized disclosure or use of: (i) the Licensed Intellectual Property by the Sellers, or (ii) to the Knowledge of the Sellers, the Owned Intellectual Property by any other Person. The Sellers have taken reasonable steps to preserve the confidentiality of their Trade Secrets and other Intellectual Property that by its nature is not public.

(j)                 The execution of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in the granting of, or obligate the Buyer or any of its Affiliates to grant additional licenses under any Owned Intellectual Property; or (ii) result in any loss or impairment of any Owned Intellectual Property or, subject to any required consents, Licensed Intellectual Property or any right, title, or interest thereto.

(k)               Except as disclosed in Schedule 3.17(k): (i) the Business Software is not subject to any transfer, assignment, reversion, site, equipment, or other limitations to which the Sellers are subject; and (ii) the Business Software has not been and will not be on or prior to the Closing exported or re-exported by the Sellers in violation of any Law.

(l)                 Sellers have delivered to Buyers copies or forms of agreements under which any employees, agents, consultants, contractors, or other Persons who have materially contributed to or materially participated in the creation or development of any Owned Intellectual Property on behalf of the Sellers or any predecessor in interest thereto. The Sellers have Contracts in place with all such Persons reasonably sufficient to maintain the confidentiality of the Owned Intellectual Property and Business Software (to the extent such items are confidential in nature), each such Contract related to the confidentiality of the Owned Intellectual Property and Business Software is listed in Schedule 3.17(l), and the Sellers have delivered to the Buyer a true, correct and complete copy of each such Contract.

(m)             Owned Intellectual Property that is Software includes the source code, any system documentation, any statements of principles of operation, and any schematics for such Owned Intellectual Property.

(n)               Except as set forth on Schedule 3.17(n) (showing in each case the governing license and the product or service in which the Open Source Software is used), the Business Software does not contain any open source software, freeware, or other software distributed under similar licensing or distribution models (including software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License, or the Apache License) (collectively, the “Open Source Software”), and no such Open Source Software has been incorporated into any Business Software that would in any way obligate the Sellers or the Buyer to (i) disclose to any third party the source code for any such Business Software, (ii) permit any third party the right to make derivative works based upon any Business Software; or (iii) permit any third party to redistribute any Business Software at no or minimal charge. The Sellers are in material compliance with the open source license for each of the Open Source Software programs set forth on Schedule 3.17(n) and has not linked (or otherwise combined) two or more components of Open Source Software that are governed by licenses that are incompatible.

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(o)               To the Knowledge of the Sellers, the Business Software does not contain any viruses, worms, Trojan horses, malware or other harmful or malicious code or components.

(p)               Schedule 3.17(p) identifies (i) all domain names used in the Business, (ii) all active email addresses currently used in the conduct of the Business, and (iii) all email service providers used in the Business.

Section 3.18. Taxes.

(a)               Each Seller has timely filed all Tax Returns with respect to the Business that were required to be filed and has paid all Taxes which are due (whether or not shown on any Tax Return).  All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by each Seller for periods covered thereby.

(b)               Except as set forth on Schedule 3.18(b), no Seller has waived any statute of limitations in respect of Taxes related to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)               There is no, and during the past five (5) years there has been no, Proceeding, audit or assessment pending or proposed in writing or threatened in writing with respect to Taxes of any Seller related to the Business.

(d)               All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in the preceding clause (a) have been paid in full.

(e)               There are no Tax rulings, requests for rulings, or closing agreements relating to any Seller that could affect a Seller’s Liability for Taxes with respect to the Business for any period after the Effective Time.

(f)                Except as set forth on Schedule 3.18(f), all Taxes with respect to the Business which a Seller is required by applicable Legal Requirements to withhold or to collect for payment have been duly withheld and collected and have been paid or will be timely paid to the appropriate Governmental Entity.

(g)               No claim has ever been made by any Governmental Entity with Taxing Authority in a jurisdiction where a Seller does not or has not filed Tax Returns such Seller was, is or may be subject to taxation by such jurisdiction with respect to the Business.

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Section 3.19. Related Party Transactions.

(a)               Except as set forth on Schedule 3.19(a) or pursuant to employment Contracts set forth on Schedule 3.15, there are no Contracts or other arrangements (other than in a capacity related to the ownership of capital stock) between a Seller and: (1) any officer or director of such Seller; (2) the other Seller; or (3) any Affiliate of any such officer, director, or Seller. Except as set forth on Schedule 3.19(a), any such Contract was negotiated at arm’s-length and is subject to market terms and conditions which a party would reasonably negotiate and accept upon entering an agreement with an independent third party. Except as set forth on Schedule 3.19(a), no director or officer of a Seller, directly or indirectly: (i) owns any shares of stock or other securities (other than ownership of publicly traded securities or mutual funds) of, or has any other direct or indirect interest in, any Person that has a business relationship (as creditor, lessor, lessee, supplier, dealer, distributor, franchisee, customer, or otherwise) with a Seller in connection with the Business; (ii) owns or has any direct or indirect interest in any of the assets of a Seller used in the Business, including any Intellectual Property or other right, property, or asset that is used in the operation of the Business; or (iii) has any material business relationship (other than as a director or officer) with a Seller.

(b)               Schedule 3.19(b) sets forth a list of all services provided by any Affiliate of a Seller to the Business utilizing assets not owned or leased by the Sellers and the amount paid by the Business during the period ended March 31, 2020 with respect to such services.

Section 3.20. Insurance Policies. The Sellers have delivered to the Buyer a true and complete list and summary of all insurance policies, self-insurance arrangements and surety bonds currently in effect that insure the Business or the Sellers with respect to the Business and all pending claims thereunder, including all policies of life, title, liability, fire, casualty, business interruption, workers’ compensation, and other forms of insurance insuring the Sellers with respect to the Business and their directors and officers (in their capacities as such), assets, properties, and operations (collectively, the “Insurance Policies”). All premiums due as of the date hereof on such Insurance Policies have been paid. The Sellers have not received any notice of cancellation or other indication that any such Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any such Insurance Policy is not willing or able to perform its obligations thereunder. The Sellers are not in default under any provisions of any such Insurance Policy. Except as set forth on Schedule 3.20, all such Insurance Policies are in full force and effect and sufficient for all applicable requirements of Law.

Section 3.21. Brokers. Except as set forth on Schedule 3.21, no Seller is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

Section 3.22. Customers and Vendors. Schedule 3.22 sets forth a list of (a) all customers of the Business from which payments in excess of $30,000 were received during the twelve (12) months ended March 31, 2020, 2019 and 2018, and (b) all vendors of the Business to which payments in excess of $10,000 were made, in each case during the twelve (12) months ended March 31, 2020, 2019 and 2018 (collectively, the “Material Customers” and “Material Vendors,” as applicable). Except as set forth on Schedule 3.22, no such Material Customer has indicated within the past year that it will stop or materially decrease its level of business with the Business or otherwise materially and adversely modify its relationship with the Business. No such Material Vendor has indicated within the past year that it will stop, materially limit, or otherwise materially modify its relationship with the Business.

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Section 3.23. Accounts Receivable and Accounts Payable.

(a)               Except as set forth on Schedule 3.23(a), the Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Sellers involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts, if any, shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the date shown on the Interim Financial Statements, on the accounting records of the Sellers have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b)               Except as set forth on Schedule 3.23(b), the Sellers have managed, and will continue to manage, the Accounts Payable in the Ordinary Course of Business through the Effective Time. Without limiting the generality of the foregoing, the Sellers have not delayed the payment of any Account Payable beyond the Ordinary Course of Business in anticipation of the transactions contemplated by this Agreement. As of the Effective Time, the Sellers will be current in their payments to their suppliers and/or vendors providing goods or services to the Business, except those being contested or disputed by the Sellers in good faith.

Section 3.24. Permits. Schedule 3.24 sets forth a list of all licenses, permits, franchises, approvals, authorizations, consents, clearances, or Orders of, or filings with, any Governmental Entity, whether foreign, federal, state, or local, necessary for the past or present conduct of, or relating to, the operation of the Business (the “Permits”) which have been issued to or are held by the Sellers in connection with the Business or the operation thereof. Such listed Permits are the only Permits that are required for the Sellers to conduct the Business as presently conducted. The Sellers are in material compliance with and have during the past three (3) years been in material compliance with the terms of each such Permit; and no suspension or cancellation of such Permits is threatened and, to the Knowledge of the Sellers, there is no basis for believing that such Permits will not be renewable upon expiration.

Section 3.25. Books and Records. Except as set forth on Schedule 3.25, the books and records of the Sellers with respect to the Business accurately reflect in all material respects the assets, liabilities, business, financial condition, and results of operations of the Business and have been maintained in accordance with business and bookkeeping practices generally accepted in the industry to ensure timely and accurate recordation. Except as set forth on Schedule 3.25, the Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with historical practice and to maintain asset accountability.

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Section 3.26. Certain Payments; Foreign Corrupt Practices Act. With respect to the Business and the Purchased Assets, neither the Sellers nor, to the Knowledge of the Sellers, any of its directors, officers, representatives, agents or employees, has directly or indirectly (a) used or is using any funds of the Sellers for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used or is using any funds of the Sellers for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption law applicable to the Sellers, (d) made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d), or (f) made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. Except as set forth on Schedule 3.26, the books of account and other financial records of the Sellers with respect to the Business represent actual, bona fide transactions.

Section 3.27. Privacy Laws.

(a)               Except as set forth on Schedule 3.27, with respect to the Business and the Purchased Assets, the Sellers comply, in all material respects, with all applicable Laws and their own published, posted and internal agreements and policies (“Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the websites of the Sellers); (ii) non-personally identifiable information (including such Personal Information of visitors who use the websites of such Seller); (iii) spyware and adware; (iv) the procurement or placement of advertising from or with Persons and websites; (v) the use of internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages.

(b)               Except as set forth on Schedule 3.27, the Sellers post all policies (other than purely internal agreements and policies) required to be posted under applicable Law with respect to the matters set forth in Section 3.27(a) on their websites in material conformance with Privacy Laws.

(c)               To the Knowledge of the Sellers, with respect to the Business and the Purchased Assets, (i) the Sellers do not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation; and (ii)  the Sellers have not received a material volume of consumer complaints relative to software downloads that resulted in the installation of any of the Sellers’ tracking technologies of the Sellers.

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(d)               Except as set forth on Schedule 3.27, with respect to the Business and the Purchased Assets, the Sellers have taken commercially reasonable steps to protect the operation, confidentiality, integrity and security of their Software, systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.27, the Sellers (i) use adequate-strength encryption technology of at least 128-bit and (ii) have implemented a commercially reasonable security plan that (A) identifies internal and external risks to the security of the confidential information of the Sellers and its Affiliates and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

Section 3.28. Government Contracts. Schedule 3.28 sets forth each Contract between the Sellers and a Governmental Entity with respect to the Business, including any prime contractor, higher-tier subcontractor or grantee under such Contract (each, a “Governmental Contract”).  To the Knowledge of the Sellers, each Governmental Contract was legally awarded and is not subject to any bid or award protest Proceedings and, to the Knowledge of the Sellers, there is no reasonable basis for any such Proceedings.  The Sellers have complied in all material respects with all requirements of applicable Law and procedures and all terms and conditions with respect to each such Governmental Contract.  Except as set forth on Schedule 3.28, the Sellers are not a party to any valid Governmental Contract where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such Governmental Contract were outside the scope of such Governmental Contract.  To the Knowledge of the Sellers, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Sellers in connection with any Governmental Contract were current, accurate and complete as of the date of their submission.  To the Knowledge of the Sellers, no facts exist that could give rise to a material claim for price adjustment under applicable Law or to any other request for a material reduction in the price of any Governmental Contract.  To the Knowledge of the Sellers, there are neither any outstanding claims nor disputes against the Sellers relating to any Governmental Contract nor any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future, and no Governmental Entity, prime contractor, higher-tier subcontractor or grantee under any Governmental Contract has notified the Sellers of any actual or alleged violation of breach of any Law, representation, certification, disclosure obligation, Contract term, condition, clause, provision or specification with respect to any Governmental Contract.  No Government Contract is subject to the McNamara-O’Hara Service Contract Act of 1965, as amended.  To the Knowledge of the Sellers, no facts exist that could reasonably be expected to give rise to Liability to the Sellers or Business under the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.). During the past three years, the Sellers have not undergone, nor are undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Governmental Contract.  The Sellers neither have been nor are currently suspended, debarred or, to the Knowledge of the Sellers, proposed for suspension or debarment from any Governmental Entity with respect to or otherwise affecting the Business.

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Section 3.29. Fair Value. Each Seller represents to the Buyer that the Purchase Price constitutes full and fair consideration and reasonably equivalent value for the sale of the Purchased Assets.

Section 3.30. Solvency.

(a)               Neither Seller is now Insolvent nor will either Seller be rendered Insolvent by the execution and performance of this Agreement or any of the related agreements or the consummation of the transactions contemplated by this Agreement or any of the related agreements. As used in this Section 3.30, “Insolvent” means that the sum of the debts and other probable liabilities of a Seller exceeds the present fair saleable value of such Seller’s assets.

(b)               Immediately after giving effect to the transactions contemplated by this Agreement: (i)  each Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii)  each Seller will not have unreasonably small capital with which to conduct its present or future businesses; (iii)  each Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)               No action has been taken by or on behalf of either Seller for the termination, winding up, liquidation or dissolution of it or to make any assignment for the benefit of creditors. Each Seller is able to pay its debts as they mature. Neither Seller has filed a petition in voluntary liquidation or bankruptcy or under other similar laws and has not commenced any case or Proceeding under applicable insolvency or bankruptcy laws or other similar laws. Neither Seller has consented to the appointment of a receiver, administrator, custodian, liquidator or trustee of all or any part of its assets. Neither Seller has taken any action for the purpose of effecting any of the foregoing. No order or decree has been rendered by any Governmental Entity with respect to a Seller regarding any of the foregoing. No Seller has been adjudicated as bankrupt or Insolvent. No petition for any Proceeding in bankruptcy, liquidation or insolvency or for the reorganization or readjustment of indebtedness has been filed with respect to any Seller. No case or Proceeding has been commenced under any applicable bankruptcy or insolvency laws against any Seller. No receiver, administrator, custodian, liquidator or trustee has been appointed for any Seller or any part of the assets of such Seller.

Section 3.31. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) or in the other Transaction Documents, neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.01. Corporate Organization. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

Section 4.02. Authorization and Validity of Agreements.

(a)               The Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary action of the Buyer, and no other action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the counterparties thereto) each of them constitutes a valid and binding agreement of the Buyer and is enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution and delivery by the Buyer of the Transaction Documents to which it is a party, each such Transaction Document will be the legal, valid, and binding obligation of the Buyer, and enforceable in accordance with their respective terms, as applicable, subject to the Bankruptcy and Equity Exception.

(b)               The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party do not and will not conflict with, result in a breach of the terms, conditions, or provisions of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation, or acceleration of any obligation or to the loss of rights or benefits, or result in the creation of any Lien upon any of the properties or assets of the Buyer under: (i) any material Contract binding upon the Buyer; (ii) any provision of the certificate of organization or operating agreement of the Buyer; or (iii) any Order or Law applicable to the Buyer or its properties or assets, except in the case of any of the foregoing clauses, for any such conflicts, breaches or results that would not be reasonably likely to have a material adverse effect on the Buyer.

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Section 4.03. Governmental Approvals; Required Consents. No filing or registration with, or authorization, consent, or approval of, any Governmental Entity or any other Person is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document by the Buyer or is necessary for the consummation of the transactions contemplated hereby or thereby, except for such filings, registrations, authorizations, consents or approvals of which the failure to obtain would not be reasonably likely to have a material adverse effect on the Buyer.

Section 4.04. No Brokers. No broker, finder, or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s, or similar fee or other commission from, the Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 4.05. Absence of Litigation. There is no Proceeding pending, or to the knowledge of the Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

ARTICLE V
COVENANTS OF THE SELLERS

Section 5.01. Conduct of Business Before the Closing. The Sellers hereby covenant as follows:

(a)            Except as set forth on Schedule 5.01 or as expressly contemplated in this Agreement or any of the Transaction Documents, without the prior written consent of the Buyer, between the date hereof and the earlier to occur of the termination of this Agreement pursuant to Article XI or the Closing, the Sellers shall not, with respect to the Business and Purchased Assets:

(i)         make any material change in the conduct of the Business or enter into any transaction other than in the Ordinary Course of Business or as required by applicable Law;

(ii)        make any sale, assignment, transfer, abandonment, or other conveyance of any of their assets or rights or any part thereof other than in the Ordinary Course of Business;

(iii)        subject any of its assets or rights or any part thereof to any Lien other than in the Ordinary Course of Business;

(iv)        acquire or lease any assets, raw materials, or properties, other than in the Ordinary Course of Business;

(v)       hire or voluntarily terminate any officer, employee, consultant or independent contractor of either Seller who provides services to the Business;

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(vi)       enter into or announce any new (or, except as required by any Law, amend any existing) employee benefit plan, program, or arrangement or any new (or amend any existing) employment, severance, or consulting Contract, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in the Ordinary Course of Business, in accordance with preexisting contractual provisions in the Ordinary Course of Business or as contemplated by this Agreement;

(vii)       make or commit to make any capital expenditure in excess of $10,000 in the aggregate;

(viii)     pay, lend, or advance any amount to, or sell, transfer, or lease any assets, or enter into any Contract or arrangement with, any of its Affiliates, other than the payment of salary, bonus, and benefits to the officers and directors of the Sellers and Business Employees or Contactors pursuant to existing arrangements or as otherwise contemplated herein;

(ix)        fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof;

(x)         take any other action that would cause the conditions in Article X to not be satisfied fully;

(xi)        make any change in any method of accounting or accounting period, principle, method, estimate, or practice, or write off as uncollectible any accounts receivable;

(xii)      make any change in policies, practices, or methodology of collecting accounts receivable or paying accounts payable or accrued liabilities outside of the Ordinary Course of Business;

(xiii)       make, change, or revoke any election or method of accounting with respect to Taxes;

(xiv)     except for amended Tax Returns related to CARES Act, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv)      settle, release, or forgive any material claim or litigation or waive any right thereto;

(xvi)     make, enter into, modify, or amend in any material respect or terminate (A) any Material Contract, or (B) any other Contract entailing annual payments in excess of $10,000 or that is not terminable within ninety (90) days, in each case except in the Ordinary Course of Business;

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(xvii)    make, enter into, modify, amend, or terminate any Contract or understanding with a Material Customer or Material Vendor, except in the Ordinary Course of Business;

(xviii)   enter into any Contract or understanding that would otherwise be required to be set forth on Schedule 3.15 if such Contract or understanding had existed on the date of this Agreement;

(xix)     sell or license any Owned Intellectual Property or Licensed Intellectual Property or execute any agreement with respect to any Owned Intellectual Property or Licensed Intellectual Property;

(xx)     voluntarily destroy any Business records, including any emails or other electronic records maintained on any computers or servers used in connection with the Business; or

(xxi)     agree to do any of the foregoing.

(b) From and after the date hereof and until the earlier of the termination of this Agreement pursuant to Article XI or the Closing, the Sellers shall, with respect to the Business and Purchased Assets, except as expressly contemplated in this Agreement or any of the Transaction Documents:

(i) continue to maintain their assets substantially in accordance with present practice in a condition suitable for their current use;

(ii) continue to conduct the Business in the Ordinary Course of Business;

(iii) keep their books of account, files, and records in the Ordinary Course of Business; preserve intact the material operations, organization, and reputation of the Business and use their Commercially Reasonable Efforts to keep available the services of their present officers and key employees and preserve the material goodwill and business relationships of their customers; and

(iv) refrain from delivering any invoices to Customers after April 30, 2020.

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Section 5.02. Consents and Approvals. The Sellers shall, at the cost and expense of the Sellers: (a) use their Commercially Reasonable Efforts to obtain all necessary consents, waivers, authorizations, and approvals of all Governmental Entities and all other Persons (including any customers or vendors) required by them in connection with the execution, delivery, and performance by the Sellers of this Agreement; and (b) diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entities in connection with such transactions and in obtaining any consents, waivers, authorizations, or approvals that may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Buyer all information concerning the Business that the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization, or approval). Without limiting the generality of the foregoing, and in furtherance thereof, the Parties agree that, promptly following the Effective Time, the Parties shall reasonably cooperate to identify the process for novating each Governmental Contract as required by applicable Law and/or the terms of the applicable Governmental Contract, including, within sixty (60) days following the Effective Time, the identification of the Party obligated to initiate the novation process with the applicable Governmental Entity (the “Lead Party”).  Promptly thereafter, the Lead Party shall notify the contracting officer with respect to each Governmental Contract of the transaction contemplated by this Agreement, provide all information required or requested by such contracting officer and otherwise use their Commercially Reasonable Efforts to obtain a novation of such Governmental Contract as soon as practicable.  The Party other than the Lead Party shall use their Commercially Reasonable Efforts to provide such information, respond to such requests and otherwise provide such assistance as may be required or requested by the applicable Governmental Entity and/or otherwise reasonably requested by the Lead Party in order to obtain such novation as soon as practicable.

Section 5.03. No Negotiations. In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with the purchase and sale contemplated by this Agreement, unless and until this Agreement is terminated pursuant to Article XI hereof, the Sellers shall not, and shall cause their respective representatives and Affiliates not to, directly or indirectly, solicit, initiate, facilitate, or encourage (including by way of furnishing information) any inquiries or proposals from, discuss, respond to or negotiate with, or provide any non-public information to, any Person (other than the Buyer) relating to (a) any transaction involving the sale, lease or other disposition of the Business or substantially all of the assets of the Sellers used in the Business or any merger, consolidation, reorganization, business combination, or similar transaction involving the Business (any such transaction being referred to herein as an “Acquisition Transaction”), or (b) any other transaction the consummation of which could reasonably be expected to impair, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, or dilute the benefit to the Buyer of the transactions contemplated by this Agreement (any such transaction being referred to herein as an “Alternate Transaction”). The Sellers shall, and shall direct, as applicable, their respective Subsidiaries, Affiliates, representatives, managers, directors, officers and any other agents to, cease, as of the date hereof, all discussions and negotiations with any third party concerning any Acquisition Transaction and shall use Commerially Reasonable Efforts to cause any such third party to either return to the Sellers or destroy all property in its possession or under its control containing any Confidential Information of the Business. If any Seller receives an offer or proposal relating to a possible Acquisition Transaction or Alternate Transaction, the Sellers shall promptly notify the Buyer and, subject to confidentiality restrictions in existence as of the date hereof, provide to the Buyer all information available to the Sellers as to the identity of the Person making any such offer or proposal and the terms thereof and, if in writing, provide a copy of such offer or proposal to the Buyer.

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Section 5.04. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Sellers shall use their Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable consistent with applicable Law to consummate the transactions contemplated hereby, other than such actions or things that place material obligations or limitations on the Sellers or require payment of any material fee or waiver of any material right by Sellers.

Section 5.05. Limits on Obligations. Notwithstanding any other provision of this Agreement, including Sections 5.02, 5.04, 6.02 and 6.03, the Sellers covenant not to enter into any Contract or understanding that places obligations or limitations on the Buyer or the Business following the Closing as a condition for obtaining any consent, approval, or authorization necessary to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Buyer, and the Buyer shall not be required to consent to any divestiture or other structural or conduct relief applicable to the Purchased Assets, the Business or the business of the Buyer and its Affiliates, or the payment of any fee or waiver of any other right in order to obtain any consent, approval, or authorization necessary to consummate the transactions contemplated by this Agreement.

Section 5.06. Notification of Developments; Disclosure Schedules.

(a)               Each Party shall promptly notify the other Parties of any Proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement. The Sellers shall promptly notify the Buyer of: (a) any Proceeding that is threatened, brought, asserted, or commenced against the Sellers, Business or Purchased Assets which would have been listed on Schedule 3.10 if such Proceeding had arisen prior to the date hereof; and (b) any other event or matter which becomes known to the Sellers and would cause any other representation or warranty contained in Article III to be untrue in any material respect. Any such notification shall not be deemed to amend or modify any of the representations or warranties set forth herein or otherwise impair any of the Buyer’s rights or remedies available herein.

(b)               On or prior to the date hereof, the Sellers have delivered to the Buyer, and the Buyer has received, all Schedules required to be prepared and delivered by the Sellers hereunder and delivered on the date hereof. The Sellers shall be entitled to supplement or amend any Schedule only if required to update such Schedule to reflect events or occurrences after the date hereof, and any such updates shall specifically identify the affected Schedule(s) and shall be promptly provided to the Buyer after such event or occurrence (but in no event later than five (5) Business Days prior to the Closing Date, unless further updates are necessitated by events occurring after such date). The Sellers represent and warrant to the Buyer that any supplement or amendment to the Schedules shall be accurate, true, correct and complete as of the date of delivery to the Buyer and as of the Closing Date. No disclosure in any supplement or amendment to any Schedule shall be deemed to cure any breach of, or misrepresentation or deficiency in, the original Schedule existing as of the date hereof, and the Buyer shall retain its full rights to pursue its rights regarding indemnification with respect thereto.

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Section 5.07. Further Assurances. From time to time following the Closing, the Sellers shall execute and deliver, or cause to be executed and delivered, and do and perform such other acts and things, as may be reasonably requested or as may be otherwise necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby, provided that Sellers shal not be obligated to agree to any material new obligations or limitations, pay any material fee or waive any material right in connection with taking any such action..

Section 5.08. Insurance Tail. To the extent that any “claims-made” Insurance Policies in respect of the Business shall not remain in full force and effect for a period of six (6) years after the Closing, Sellers shall obtain a “tail” or “runoff” insurance coverage with respect to such “claims-made” Insurance Policies. Buyer shall be named as an additional insured with respect to such “claims-made” Insurance Policies for a period of not less than six (6) years following the Effective Time and covering acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall be in all respects comparable to the Sellers existing claims-made insurance coverage) (the “Tail Coverage”). The Sellers shall not violate any conditions of the Tail Coverage.

Section 5.09. Confidentiality.

(a)               The terms of the Confidentiality Agreement are hereby incorporated by reference and the Parties’ respective obligations pursuant thereto shall continue in full force and effect following the Closing; provided, however, that Buyer’s obligations thereunder with respect to any of the Purchased Assets shall terminate as of the Closing (other than with respect to any Customer Contracts subject to the Management Agreement, in which case the Buyer’s obligations under the Confidentiality Agreement shall continue until such Customer Contracts are novated or assigned to the Buyer with the consent of the counterparty to such Customer Contract; provided, however, notwithstnadng the terms of the Confidentiality Agreement, the Buyer shall be permited to use and disclose such Customer Contracts to the extent necessary to fulfill its obligations under the Management Agreement). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)               Each Seller hereby acknowledges that such Seller has had access to and has become familiar with the following, any and all of which constitute confidential information (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Business, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures, processes, improvements, devices, know-how, discoveries, concepts, methods and information of the Business and any other information, however documented, of the Business that is a trade secret under applicable Law; (ii) any and all information concerning the business and affairs of the Business, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, and personnel training and techniques and materials, however documented; and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Business containing or based, in whole or in part, upon any information included in the foregoing.

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(c)               Each Seller hereby agrees not to disclose or use for such Seller’s own account any Confidential Information, whether or not such information is embodied in writing or other physical form, without the Buyer’s prior written consent, except to the extent (i) that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of such Seller’s fault or the fault of any other Person bound by a duty of confidentiality to the Sellers or the Buyer or which is demonstrated by such Seller to be independently developed by such Seller without reference to the Confidential Information, (ii) necessary to satisfy its obligations under this Agreement or any of the other Transaction Documents, or (iii) necessary or appropriate for Iteris to comply with its disclosure obligations under applicable Law and stock exchange rules and to prepare and file with the SEC audited and unaudited financial information that includes the period during which Sellers owned the Business or the Purchased Assets. Upon the Buyer’s written request, each Seller agrees to deliver to the Buyer all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other electronic or non-electronic form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that such Seller may then possess or have under such Seller’s control; provided, however, that the Sellers may retain one copy of such materials solely for purposes of complying with legal or regulatory requirements, so long as Seller retains such materials in compliance with the obligations set forth herein.

Section 5.10. Non Competition; Non Solicitation; Non-Disparagement.

(a)               Except as required to perform their obligations under this Agreement, the Transition Services Agreement or the Joint Development Agreement, for the period commencing on the Effective Time and expiring on the fifth (5th) anniversary of the Effective Time (the “Restricted Period”), neither the Sellers nor any of their respective Affiliates shall, directly or indirectly, for any Seller’s or its Affiliate’s own account or on behalf of any other Person, organize, own, manage, operate, join, Control, finance or participate in, or assist any other Person to participate in, the organization, ownership, management, operation, Control or financing of, or be connected as a principal, agent, representative, consultant, contractor, employee, investor, owner, stockholder, partner, member, manager, joint venturer or otherwise with, or permit their name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in North America, South America, Australia or Europe in competition with the Business as it exists at the Effective Time; provided, however, that the provisions of this paragraph (i) shall not prevent the beneficial ownership for investment purposes only of two percent (2%) or less of any class of equity securities of any such Person that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) shall not prohibit the acquisition (whether by merger, sale of assets or similar transaction) of a controlling interest in Iteris or its assets (an “Acquisition”) by a third party acquirer (a “Third Party Acquirer”), nor shall it apply to any business of such Third Party Acquirer other than the business of the Sellers so acquired for so long as the business of the Sellers remains a discrete business unit of such Third Party.

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(b)               Except as required to perform their obligations under this Agreement, the Transition Services Agreement or the Joint Development Agreement, during the Restricted Period, neither the Sellers nor any of their respective Affiliates shall, directly or indirectly, for such Seller’s or its Affiliate’s own account or on behalf of any other Person: (1) engage in or assist any other person or entity in the solicitation or diversion, for any purpose competitive with the Business as it exists at the Effective Time, of: (A) any actual or prospective customers or clients of the Buyer (or any of its Affiliates) or its Subsidiaries and/or the Business with which such Seller had contact or of which such Seller became aware in the course of its ownership of the Business, or (B) the business patronage of any of such customers or clients; or (2) in any way interfere with or disrupt any relationship between the Buyer (or any of its Affiliates) and any of such customers or clients or any supplier or other person or entity with which the Buyer (or any of its Affiliates) engages in Business activities; provided, however, that the provisions of this paragraph shall not apply to anyThird Party Acquirer other than with respect the business of the Sellers which was acquired for so long as the business of the Sellers remains a discrete business unit of such Third Party.

(c)               During the period commencing on the Effective Time and expiring on the third (3rd) anniversary of the Effective Time, neither the Sellers nor any of their respective Affiliates shall, directly or indirectly, for such Seller’s or its Affiliate’s own account or on behalf of any other Person, solicit or employ any Selected Employee or Transitional Service Provider, or induce or attempt to induce any such Selected Employee or Transitional Service Provider to leave his or her employment with the Buyer (or any of its Affiliates) after the Closing; provided, however, that with respect to any Transitional Service Provider, the restrictions set forth in this Section 5.10(c) shall apply only during the term of the transitional employment agreement unless such Transitional Service Provider accepts an employment position with the Buyer after the end of the term of such transitional employment agreement; and provided further that the restrictions set forth in this Section 5.10(c) shall terminate with respect to any Selected Employee or Transitional Service Provider whose employment is terminated by the Buyer without cause. The Parties hereby agree and acknowledge that a general solicitation for employment not targeted at any particular employee of the Buyer (or any of its Affiliates) or Business shall not be a violation of this Section 5.10(c).

(d)               For a period of one (1) year following the Effective Time, neither the Sellers nor any of their respective Affiliates shall, directly or indirectly, for such Seller’s or its Affiliate’s own account or on behalf of any other Person, solicit or employ any Selected Employee or Transitional Service Provider who does not accept an offer of employment with the Buyer.

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(e)               Neither the Sellers nor any of their respective Affiliates shall make any false, disparaging or derogatory comments or statements regarding the Buyer (or any of its Affiliates) or the Business or any of the employees or contractors of the Buyer (or any of its Affiliates), other than any truthful statements made in compliance with any requirements of applicable Law.

(f)                The foregoing shall be in addition to, and not in lieu of, those covenants set forth in any other agreements executed by the Sellers.

(g)               Each Seller acknowledges that, in view of the nature of the Business and the business objectives of the Buyer in entering into this Agreement and the transactions contemplated hereby, and the consideration paid therefor, the agreements contained in this Section 5.10 are reasonably necessary to protect the legitimate business interests of the Buyer and that any violation of such agreements will result in irreparable injury to the Buyer for which damages will not be an adequate remedy. Therefore, each Seller agrees that, in the event of a breach or threatened breach of any such agreements by such Seller or its Affiliates, the Buyer and/or its Affiliates shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security.

Section 5.11. Transition Services Agreement. At or prior to Closing, the Buyer and Sellers shall enter into a Transition Services Agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), effective as of the Closing.

Section 5.12. Reseller Agreement. At or prior to Closing, the Buyer and Sellers shall enter into a Reseller Agreement, substantially in the form attached hereto as Exhibit B (the “Reseller Agreement”), effective as of the Closing.

Section 5.13. Joint Development Agreement. At or prior to Closing, the Buyer and Sellers shall enter into a Joint Development Agreement, substantially in the form attached hereto as Exhibit C (the “Joint Development Agreement”), effective as of the Closing.

Section 5.14. Transitional Employment Agreements. The Sellers shall cooperate and assist the Buyer in obtaining from each individual identified on Schedule 5.14 (the “Transitional Service Providers”) a new transitional employment agreement, effective as of the Closing, in a form satisfactory to the Buyer in its sole discretion.

Section 5.15. [intentionally omitted]

Section 5.16. Interim Management Agreement. The Sellers shall, simultaneously with the Closing, enter into an Interim Management Agreement with the Buyer with respect to the each of the Contracts identified on Schedule 5.16, substantially in the form of Exhibit D hereto (the “Management Agreement”), effective as of the Closing.

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Section 5.17. [intentionally omitted]

Section 5.18. Grand Forks Facility.

(a)               The Buyer and ClearAg shall, simultaneously with the Closing, execute a facility sublease with respect to the Grand Forks Lease (the “Grand Forks Facility Sublease”), substantially in the form of Exhibit E hereto and with a facilities sublease fee in an amount as the Parties may mutually agree, effective as of the Effective Time.

(b)               With respect to the Grand Forks Facility, ClearAg shall, simultaneously with the Closing, deliver to the Buyer an estoppel certificate and landlord’s consent, substantially in the form of Exhibit F hereto (an “Estoppel Certificate and Consent”), executed by the lessor of the Grand Forks Facility.

(c)               Notwithstanding any terms herein to the contrary, the Sellers shall not assign to the Buyer, and the Buyer shall not assume from the Sellers, any of the Sellers’ rights, responsibilities, obligations or Liabilities with respect to the Grand Forks Facility or Grand Forks Lease, other than as provided in the Grand Forks Facility Sublease.

Section 5.19. Termination of Liens. Except as set forth on Schedule 5.19, at or prior to the Closing, the Sellers shall deliver to the Buyer a payoff letter from each creditor of the Sellers having a Lien on any assets used in the Business and acquired by Buyer hereunder, which payoff letters shall provide the amount necessary to satisfy the debt in full as of the Closing Date and shall include the related instructions for satisfying such debt in full as of the Closing Date, so as to discharge any and all Liens (other than Permitted Liens) upon the Purchased Assets. The payment of the amounts described in the preceding sentence shall result in the termination as of or immediately following the Closing Date of any and all related security interests of any kind in accordance with the applicable provisions of the Uniform Commercial Code and shall authorize the Buyer to file all applicable termination statements.

Section 5.20. Termination of Certain Related Party Transactions. Except as set forth on Schedule 5.20, the Sellers agree to cause all agreements, obligations and indebtedness between a Seller and any related party identified on Schedule 3.19 (including any agreements, obligations or indebtedness between the Sellers) to be paid or otherwise terminated or resolved prior to the Closing Date.

Section 5.21. Due Diligence and Access. During the period from the date of this Agreement to the Effective Time (or the earlier termination of this Agreement pursuant to Article XI), the Buyer shall have the right to inspect and review, and the Sellers agree to afford access and make available to the Buyer or its representatives, any of the Purchased Assets and any other items related to the Purchased Assets or the Business which the Buyer reasonably deems necessary in order to evaluate the Purchased Assets, the Business and/or the transactions contemplated by this Agreement. Unless the Parties otherwise agree to the contrary, any inspection or review to be conducted on the Sellers’ premises shall be conducted during normal business hours and upon reasonable prior notice, and shall not unreasonably disrupt or interfere with the conduct of the Sellers’ business. The Sellers shall use their Commercially Reasonable Efforts to cooperate and assist with the Buyer’s due diligence and to provide to the Buyer all properties, documents, records, data, agreements, financial statements and other items reasonably requested by the Buyer in connection with its due diligence no later than five (5) Business Days prior to the Closing Date. Any confidential information disclosed or obtained by the Buyer pursuant to this Section 5.21 shall be subject to the Non-Disclosure Agreement, dated September 4, 2019, between Iteris and TBG AG (the “Confidentiality Agreement”).

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ARTICLE VI
COVENANTS OF THE BUYER

Section 6.01. Actions Before Closing. After the date hereof, the Buyer shall not take any action that shall cause it to be in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement. The Buyer shall use its Commercially Reasonable Efforts to perform and satisfy by the Closing Date all conditions to Closing to be performed or satisfied by it under this Agreement.

Section 6.02. Commercially Reasonable Efforts. Subject to Section 5.05, prior to and as of the Closing Date, upon the terms and subject to the conditions of this Agreement, the Buyer shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable consistent with applicable Law to consummate the transactions contemplated hereby.

Section 6.03. Consents and Approvals. Subject to Section 5.05, the Buyer will use its Commercially Reasonable Efforts: (a) to obtain from any Governmental Entity any Permits or Orders required to be obtained by the Buyer and any of its Affiliates in connection with the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (b) to make all necessary filings and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated by this Agreement required under any applicable Law; and (c) to furnish to the Sellers all information reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

Section 6.04. Further Assurances. From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to Seller such other documents and Contracts as Seller may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated by this Agreement.

Section 6.05. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time, the obligations of the Buyer with respect to the Business and Purchased Assets under the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01. Further Action. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party agrees that it will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, and all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII hereof).

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Section 7.02. Consents and Authorizations. Without limiting the general obligations of the Sellers pursuant to Section 5.02, to the extent waived or otherwise not required as a condition of Closing, the Sellers shall use their Commercially Reasonable Efforts to deliver to the Buyer written confirmation and copies of all consents, approvals, novations, authorizations or orders of and all registrations, declarations or filings with third parties, including creditors, contract parties or public or Governmental Entities, necessary for the authorization, execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated by this Agreement, including but not limited to those referred to in Section 3.05, within thirty (30) days following the Closing (or such other period as mutually agreed by the Parties with respect to any Governmental Contract). Between the Closing Date and the date any consent, approval, authorization or order is obtained, subject to the terms of the applicable agreement and to the extent permitted by Law, the Parties will use their Commercially Reasonable Efforts to (i) provide to the Buyer the benefits of the applicable agreement, (ii) relieve the Sellers of the performance obligations of the applicable agreement, to the extent possible, (iii) cooperate in any reasonable and lawful arrangement designed to provide the benefits to the Buyer, including entering into subcontracts for performance, and (iv) enforce at the request and sole expense of the Buyer and for the account of the Buyer any rights of the Sellers arising from any such agreement (including the right to elect to terminate such agreement in accordance with the terms thereof upon the request of the Buyer).

Section 7.03. Employees.

(a)       Nothing in this Agreement shall in any manner obligate or require the Buyer to hire any of the Business Employees or Contractors. Notwithstanding the foregoing, the Buyer intends to offer employment to those employees and contractors of the Sellers identified on Schedule 7.03, as the same may be updated at any time no later than five (5) Business Days prior Closing (the “Selected Employees”). In the event that the Buyer hires any such employees, such hiring shall be subject to the terms and conditions set forth herein and such employees shall not be considered employees of the Buyer until they commence employment with the Buyer and agree to such terms and conditions. In the event that Buyer makes an offer of employment to any Business Employee or Contractor, such offer of employment shall be subject to Buyer’s standard hiring policies, including but not limited to completion of a satisfactory I-9 confirming the Selected Employee’s identity and authorization to work in the United States, drug testing, background checks, and the execution of such other agreements as may be required by the Buyer for new hires. Each hired employee shall be an “at will” employee. The applicable Seller shall terminate the employment of all of the Selected Employees, as well as the Transitional Service Providers, as of the Effective Time, irrespective of whether the Selected Employees or the Transitional Service Providers accept an offer of employment (or other contractual arrangement) from the Buyer.

(b)       The Sellers shall under all circumstances remain responsible and indemnify and hold the Buyer harmless from (i) any and all wages, commissions, fees and other remuneration due from the Sellers to any and all of its consultants, contractors and employees, including employees at will and employees with written or oral employment or remuneration agreements of any nature, with respect to their services as employees of either Seller through the Effective Time; (ii) employee termination and severance costs and expenses, including, but not limited to, severance pay, unused vacation and accrued benefits of all employees whether hired by the Buyer; (iii) a Seller’s obligation, if applicable, to provide health plan continuation coverage in accordance with the requirements of COBRA and ERISA; (iv) the notice and other requirements under the WARN Act, if applicable; (v) claims made by any employee or contractor for any action or conduct through the Effective Time; and (vi) claims made or incurred through the Effective Time under any employee retirement or other benefit plan. Without limiting the foregoing, the Sellers agree to pay to all Selected Employees and all Transitional Service Providers, at or prior to the Closing: (A) all unused and unpaid vacation time and bonuses that accrued while the Selected Employees and Transitional Service Providers were employed by any such Seller; (B) all amounts due to any Selected Employee or Transitional Service Provider pursuant to any severance, or change in control plan or agreement between a Seller and any Selected Employee or Transitional Service Provider, whether due and payable before or after the Closing and irrespective of whether subject to a single or double trigger; and (C) all amounts due to any Selected Employee or Transitional Service Provider pursuant ot any retention agreement or plan, whether then due and payable or on an accelerated basis assuming that all conditions to payment were satisified or waived.

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Section 7.04. Litigation Support and Tax Audit and Compliance Cooperation. In the event, and for so long as, any Party actively is contesting or defending against any Proceeding, charge, complaint, claim or demand (other than against another Party) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on, prior to or after the Effective Time involving the Business or any of the Purchased Assets, the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense thereof, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense thereof, all at the sole cost and expense of the contesting or defending Party (unless the requesting Party is entitled to indemnification therefor under Article VIII hereof); provided, however, that the Buyer shall not be obligated to take any such action if, in the Buyer’s judgment as determined in its sole discretion, such action would jeopardize the Buyer’s business, including but not limited to the Buyer’s relationship with any of the Buyer’s customers, employees, vendors or prospects. Before and after the Effective Time, the Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, consultants, contractors and agents to reasonably cooperate, in preparing and filing all Tax Returns, in resolving any audits or other controversies relating to Taxes and in connection with any other matters relating to Taxes.

Section 7.05. Tax Clearance and Other Certificates.

(a)        Promptly following the Closing Date, the Sellers shall submit to the North Dakota Office of State Tax Commissioner Form SFN 60035 (Application to Obtain Certificate of Good Standing), including the Buyer as a “designated firm.” To the extent that any Tax Liability, interest or penalty is due and owing to the North Dakota Office of State Tax Commissioner as a result of the sale of the Purchased Assets, the Sellers shall promptly pay any such Liability, interest or penalty. The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and agents to reasonably cooperate, in preparing and filing Form SFN 60035 and in resolving any matters related thereto.

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(b)       Promptly following the Closing Date, the Sellers shall take such actions as may be necessary or appropriate to obtain, or use their Commercially Reasonable Efforts to assist Buyer in obtaining, as applicable, a tax clearance certificate or similar document from the State of California Board of Equalization sufficient to satisfy the Buyer, in its sole discretion, that the Buyer shall not incur any Liabilities for any Taxes, interest or penalties from the State of California for which relief is available by virtue of obtaining such certificate or similar document. To the extent that any Tax Liability, interest or penalty is due and owing to the California Board of Equalization as a result of the sale of the Purchased Assets, Seller shall promptly pay any such Liability, interest or penalty. The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and agents to reasonably cooperate, in preparing and filing any documents necessary to obtain such certificate or similar document and in resolving any matters related thereto.

(c)       Promptly following the Closing Date and pursuant to Section 1732 of the California Unemployment Insurance Code, the Sellers shall obtain, or use their Commercially Reasonable Efforts to assist the Buyer in obtaining, as applicable, a Certificate of Release of Buyer issued from the California Employment Development Department certifying that the Sellers have filed all appropriate forms and that the Sellers have satisfied any and all Liabilities due or owing to the California Employment Development Department. To the extent that any Tax Liability, interest or penalty is due and owing to the California Employment Development Department as a result of the sale of the Purchased Assets, the Sellers shall promptly pay any such Liability, interest or penalty. The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and agents to reasonably cooperate, in preparing and filing Form DE 2220 with the California Employment Development Department and in resolving any matters related thereto.

Section 7.06. Collection of Receivables. From and after the Closing, the Buyer shall have the right and authority to collect for its own account all Accounts Receivable, Retention Receivables and other related items that are included in the Purchased Assets. The Sellers shall deliver and pay over to the Buyer, within five (5) days, any cash or other property received directly or indirectly by them or any of its Affiliates to the extent such cash or other property was paid in respect of, or constitutes, a Purchased Asset (including, without limitation, any Accounts Receivable or Retention Receivables).

Section 7.07. Dissolution of Iteris; Use of Name.

(a)        Iteris shall not dissolve pursuant to any applicable state or other statute, law, order, constitution, rule, regulation, or other requirement of any Governmental Entity until the later of (i) the date which is two (2) years following the Effective Time, or (ii) such time as all pending claims for indemnification pursuant to Section 8.01(a) by any Buyer Group Member have been finally resolved; provided, however, the foregoing shall not limit the ability of Iteris to dissolve following the acquisition of Iteris by a Third Party Acquirer of equal or greater financial ability (as demonstrated by the delivery of financial information to the reasonable satisfaction of the Buyer) and the assumption of the obligations of Iteris hereunder by such Third Party Acquirer.

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(b)        The Sellers shall not, and shall cause any Affiliate to not, use the name “ClearAg”, “ClearPath” or any derivations thereof from and after the Effective Time, provided that, the Sellers may, upon the Buyer’s prior written consent on each occasion, use such names solely as “formerly known names” and solely for purposes of collecting retained accounts receivable, paying retained accounts payable or otherwise as absolutely necessary to winding up its affairs in connection with the Business as a result of this transaction. The Sellers shall not use such names for any purpose, and the Sellers shall take all such necessary or appropriate actions under applicable state or other statutes, laws, rules, regulations, or other requirements of any Governmental Entity (including, without limitation, filing an amendment to its articles of incorporation) to cause the name, including any alias or “doing business as” name, of any Seller and/or any other Affiliate to be changed to a name that does not include the words “ClearAg”, “ClearPath” or any derivations thereof.

Section 7.08. Misplaced Assets. If after the Closing, either the Buyer or the Sellers determine in good faith and mutually agree that (i) any asset of the Sellers used in the Business was incorrectly omitted from Purchased Assets and should have been transferred to the Buyer, or (ii) any asset transferred to the Buyer was incorrectly omitted from Excluded Assets and should not have been transferred to the Buyer (each, a “Misplaced Asset”), then the Parties will promptly transfer, convey, assign, deliver, or cause to be transferred, conveyed, assigned, or delivered to the other party, as appropriate, all right, title and interest in such Misplaced Asset, and such Misplaced Asset shall be deemed to be a Purchased Asset or Excluded Asset, as applicable, for purposes of this Agreement without any additional consideration or deduction from the Purchase Price.

ARTICLE VIII
INDEMNIFICATION

Section 8.01. Indemnification of the Buyer Group Members.

(a)        Indemnification by Sellers. The Sellers, jointly and severally, shall indemnify, defend and hold harmless each Buyer Group Member from and against, and shall pay, compensate and reimburse each Buyer Group Member for, any and all Losses and Expenses (regardless of whether or not such Losses and Expenses relate to any Third-Party Claim) incurred by such Buyer Group Member in connection with or arising from:

(i)               any breach by the Sellers of any of their covenants in this Agreement;

(ii)              any breach of any warranty or the inaccuracy of any representation of the Sellers contained in Article III of this Agreement or in any certificate delivered by or on behalf of the Sellers pursuant hereto;

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(iii)             the Sellers’ operation or conduct of the Business and/or ownership or use of the Purchased Assets prior to the Effective Time;

(iv)            the operation or conduct by the Sellers or their Affiliates of any businesses other than the Business and/or the ownership or use of the Excluded Assets by the Sellers or their Affiliates prior to, as of or after the Effective Time;

(v)              the failure of the Sellers to satisfy, discharge or pay any Excluded Liability, including, without limitation, any Liability related to the Business which was incurred or accrued prior to the Effective Time, or which was incurred or accrued after the Effective Time in connection with or related to the Business prior to the Effective Time and any Liability related to any businesses other than the Business, whether such Liability was incurred or accrued prior to, as of or after the Effective Time and whether such business was then owned and/or operated by the Sellers or by any Affiliate;

(vi)             any claim or litigation involving the Sellers that is pending as of the Effective Time with respect to the Business or that arises out of the conduct of the Business by the Sellers prior to the Effective Time; and

(vii)            any claim or litigation arising out of, related to or otherwise associated with any allegation that any current or former employee of a Seller did not fully assign to the Seller all of the employee’s right, title and interest in and to any Intellectual Property created in whole or in part by the employee and included in the Purchased Assets, or that any current or former employee of a Seller, or a purported successor in interest to any current or former employee of a Seller, otherwise owns any right, title or interest in any Intellectual Property included in the Purchased Assets.

(b)       The Buyer Group Members shall be entitled to indemnification under Section 8.01(a)(ii) only if the aggregate amount of all Losses and Expenses exceeds $30,000 (the “Deductible”), after which the Buyer Group Members may seek payment and indemnity for all such Losses and Expenses, including the Deductible; provided, that notwithstanding the foregoing, the Deductible shall not apply to Fraud or the Fundamental Representations and, accordingly, any claims by a Buyer Group Member in respect of Fraud or a Fundamental Representation will be indemnified hereunder from the first dollar of any applicable Loss or Expense.

(c)        For purposes of determining under Section 8.01(a)(ii), the amount of any Losses and Expenses associated with any inaccuracy in, or breach of, any representation or warranty the Parties agree that all references to “material,” “materially,” “materiality,” or “Material Adverse Effect” in such representation or warranty will be disregarded.

(d)       Except with respect for Losses and Expenses in connection with or arising from Fraud or in respect to a breach of the representations made pursuant to Sections 3.03 (Authority), 3.08 (Undisclosed Liabilities), 3.12(a) (Title to Assets), 3.17(e) (Title to Intellectual Property), 3.18 (Taxes), 3.21, and (Brokers)(collectively, the “Fundamental Representations”) (which, in each case, shall not be considered in the calculation of the General Cap), the maximum amount for which Seller shall be liable under Section 8.01(a)(ii) shall be equal to $2,400,000 (the “General Cap”), and the maximum amount for which Seller shall be liable under Section 8.01(a)(vii), when combined with Seller’s liability under Section 8.01(a)(ii) (other than with respect to any Fundamental Representations”), shall be equal to $3,400,000. In addition to the foregoing limitation, the maximum amount of Losses and Expenses for which the Sellers shall be liable under this Article VIII (including in connection with or arising from the Fundamental Representations, but excluding Losses under Section 8.01(a)(iii), (iv), (v), (vi), which shall not be limited) shall not exceed the Purchase Price actually paid to the Sellers (the “Total Cap”); provided, however, that none of the limitations set forth in this Section 8.01(d) will apply to any claim based on any fraud, willful breaches or intentional misrepresentation (“Fraud”).

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(e)        The indemnification provided for in this Article VIII shall survive for a period of eighteen (18) months after the Effective Time (and no claims shall be initiated by any Buyer Group Members under Article VIII thereafter), except in respect to the Fundamental Representations and the matters set forth in Section 8.01(a)(i), (iii), (iv), (v), (vi), and (vii), which shall survive until the expiration of the applicable statute of limitations. Indemnification with respect to any Loss or Expense or any circumstance that is reasonably likely to result in a Loss or Expense of which any Buyer Group Member shall have notified the Sellers in accordance with the requirements of Section 8.03 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.01 shall continue until the liability shall have been determined and resolved, and, if applicable, paid, pursuant to this Article VIII.

(f)         In the Buyer’s sole discretion, the amount due to any Buyer Group Member with respect to any indemnification obligation set forth in Section 8.01(a) may be set off against any Holdback Payment due to the Sellers. To the extent that the Buyer does not elect to set off such amount against the Holdback Payment, or the amount of the Holdback Payment is insufficient to satisfy fully any indemnification obligation provided for in Section 8.01(a), the Sellers shall be jointly and severally liable therefor.

Section 8.02. Indemnification of the Seller Group Members.

(a)        Indemnification by the Buyer. The Buyer shall indemnify, defend and hold harmless each Seller Group Member from and against, and shall pay, compensate and reimburse each Seller Group Member for, any and all Losses and Expenses (regardless of whether or not such Losses and Expenses relate to any Third-Party Claim) incurred by such Seller Group Member in connection with or arising from:

(i)               any breach by the Buyer of any of its covenants in this Agreement;

(ii)             any breach of any warranty or the inaccuracy of any representation of the Buyer contained in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant hereto;

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(iii)             the failure of the Buyer to satisfy or discharge any Assumed Liability, and the failure of the Buyer to satisfy, discharge or pay any Liability related to the Business which was incurred or accrued by the Buyer after the Effective Time, other than those Liabilities for which the Sellers are obligated to indemnify pursuant to Section 8.01(a); and

(iv)            any claim or litigation arising out of the Buyer’s operation or conduct of the Business and/or ownership or use of the Purchased Assets after the Effective Time, other than those matters for which the Sellers are obligated to indemnify pursuant to Section 8.01(a).

(b)       The Seller Group Members shall be entitled to indemnification under Section 8.02(a)(ii) only if Losses and Expenses exceed the Deductible, after which the Buyer Group Members may seek payment and indemnity for all such Losses and Expenses, including the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to Fraud or the Buyer Fundamental Representations and, accordingly, any claims by a Seller Group Member in respect of Fraud or a Buyer Fundamental Representation will be indemnified hereunder from the first dollar of any applicable Loss or Expense.

(c)        For purposes of determining under Section 8.02(a)(ii), the amount of any Losses and Expenses associated with any inaccuracy in, or breach of, any representation or warranty, the Parties agree that all references to “material,” “materially,” “materiality,” or “Material Adverse Effect” in such representation or warranty will be disregarded.

(d)        Except with respect for Losses and Expenses in connection with or arising from Fraud or in respect to a breach of the representations made pursuant to Section 4.02 (Authorization and Validity of Agreements) (collectively, the “Buyer Fundamental Representations”) (which, in each case, shall not be considered in the calculation of the General Cap), the maximum amount for which the Buyer shall be liable under Section 8.02(a)(ii) shall be the General Cap. In addition to the foregoing limitation, the maximum Losses and Expenses for which the Buyer shall be liable under this Article VIII (including in connection with or arising from the Buyer Fundamental Representations, but excluding Losses under Section 8.02(a)(iii) and (iv) , which shall not be limited), shall not exceed the Total Cap; provided, however, that none of the limitations set forth in this Section 8.02(d) will apply to any claim based on Fraud.

(e)        The indemnification provided for in this Article VIII shall survive for a period of eighteen (18) months after the Effective Time, except in respect to the Buyer Fundamental Representations and the matters set forth in Section 8.02(a)(iii) and (iv), which shall survive until the expiration of the applicable statute of limitations (and no claims shall be initiated by any Seller Group Members under Article VIII thereafter). Indemnification with respect to any Loss or Expense or any circumstance that is reasonably likely to result in a Loss or Expense of which any Seller Group Member shall have notified the Buyer in accordance with the requirements of Section 8.03 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.02 shall continue until the liability shall have been determined and resolved, and, if applicable, paid, pursuant to this Article VIII.

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Section 8.03. Notice and Adjudication of Claims.

(a)        If either a Buyer Group Member or any Seller Group Member seeks indemnification hereunder (in each instance, the “Indemnified Party”), it shall promptly give to the Sellers (if the Indemnified Party is the Buyer) or the Buyer (if the Indemnified Party is a Seller) (in each instance, the “Indemnifying Party”), a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other Contract, document, or instrument executed hereunder or in connection herewith upon which such claim is based, provided that: (i) a Claim Notice in respect of any Proceeding at law or in equity by or against a third person (a “Third-Party Claim”) as to which indemnification will be sought shall be given promptly after the commencement of the related Proceeding; and (ii) failure to give such Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)       After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall mutually agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c)        Any indemnification payment hereunder with respect to any Loss or Expense shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

(d)       The right to indemnification, reimbursement or other remedy based upon breach of the representations, warranties, covenants, and obligations contained in this Agreement (and as qualified by the Schedules) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof or the Effective Time, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation.

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Section 8.04. Third-Party Claims. In the case of a Third-Party Claim, if the Indemnifying Party has acknowledged and agreed in writing, within thirty (30) days following delivery to the Indemnifying Party of a Claim Notice, that, if such Proceeding is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party for the full amount in respect thereof, the Indemnifying Party shall have the right: (a) to control and conduct any Proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed, it being understood that such consent may be withheld in the Indemnified Party’s sole discretion if any such settlement contains or includes a finding or admission of a violation of Law or other wrongdoing by the Indemnified Party or any of its Affiliates, does not include a complete written release of the Indemnified Party from further liability or imposes any injunctive relief or operational restrictions against such Indemnified Party, or otherwise would affect the operations of the Indemnified Party’s business following such settlement), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise; provided, however, that if there exists, or is reasonably likely to exist, a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s cost and expense. Notwithstanding the foregoing and without limiting the Indemnifying Party’s obligations to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party shall not be entitled to undertake the defense of a Third-Party Claim if (i) such claim involves a purported class action, (ii) such claim involves any issue relating to Taxes , (iii) such claim demands injunctive or other equitable relief, (iv) the Buyer reasonably determines that such claim is likely to exceed the amount for which the Sellers may be obligated to indemnify an Indemnified Party or (v) the Indemnifying Party fails diligently to defend such Proceeding. The Indemnifying Party shall, within thirty (30) days of receipt of a Claim Notice of such Third-Party Claim (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim or the Indemnifying Party is not permitted to undertake the defense of a Third-Party Claim pursuant to the immediately preceding sentence, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that the Parties shall each use its Commercially Reasonable Efforts with respect to any information shared pursuant to this Section 8.04 to preserve attorney-client privilege.

Section 8.05. Certain Other Indemnification Matters. Any Liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

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Section 8.06. Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution, and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's representatives may have against any other Person with respect to any Losses or Action to which such indemnification payment is directly or indirectly related.

Section 8.07. Sole and Exclusive Remedy. PRIOR TO THE CLOSING, THE PARTIES WILL HAVE AVAILABLE TO THEM ALL REMEDIES AVAILABLE UNDER LAW, INCLUDING SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES. AFTER THE CLOSING, THE RIGHTS SET FORTH IN THIS ARTICLE VIII WILL, EXCEPT FOR FRAUD OR EQUITABLE RELIEF, BE THE EXCLUSIVE REMEDY OF THE BUYER GROUP MEMBERS AND THE SELLER GROUP MEMBERS WITH RESPECT TO THIS AGREEMENT.

ARTICLE IX
CONDITIONS PRECEDENT TO PERFORMANCE
BY THE SELLERS

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion.

Section 9.01. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Buyer on and as of the Closing Date.

Section 9.02. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all of its obligations required under this Agreement to be performed by it on or before the Closing Date.

Section 9.03. No Violation of Orders. No preliminary or permanent injunction or other Order issued by any court or other Governmental Entity or regulatory authority, domestic or foreign, nor any Law or Order promulgated or enacted by any Governmental Entity, including any enactment, issuance, or promulgation that declares this Agreement invalid or unenforceable in any respect, that prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 9.04. Closing Payment. Buyer shall have delivered the Closing Payment to the Sellers pursuant to Section 2.06(a).

Section 9.05. Bill of Sale. The Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement with respect to the Purchased Assets (the “Bill of Sale”), substantially in the form of Exhibit G hereto, effective as of the Effective Time.

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Section 9.06. Transition Services Agreement. The Buyer shall have executed and delivered the Transition Services Agreement contemplated by Section 5.11.

Section 9.07. Reseller Agreement. The Buyer shall have executed and delivered the Reseller Agreement contemplated by Section 5.12.

Section 9.08. Joint Development Agreement. The Buyer shall have executed and delivered the Joint Development Agreement contemplated by Section 5.13.

Section 9.09. Management Agreement. The Buyer shall have entered into the Management Agreement contemplated in Section 5.16.

Section 9.10. Grand Forks Facility Sublease. The Buyer shall have entered into the Grand Forks Facility Sublease contemplated in Section 5.18(a).

ARTICLE X
CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

Section 10.01. Representations and Warranties of the Sellers. All representations and warranties made by the Sellers in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Sellers that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Sellers on and as of the Closing Date. The Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Sellers.

Section 10.02. Performance of the Obligations of the Sellers. The Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by the Sellers.

Section 10.03. [intentionally omitted]

Section 10.04. Sellers’ Officer’s Certificate. The Sellers shall have delivered to the Buyer a certificate of an executive officer of each such Seller, dated as of the Closing Date, certifying as to the (i) Certificate and Bylaws of the Seller, (ii) incumbency of each party executing this Agreement and any other agreements, documents or instruments to be delivered by the Seller to the Buyer pursuant to this Agreement at or prior to the Closing, and (iii) resolutions of the Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and instruments.

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Section 10.05. Certificate of Good Standing. The Sellers shall have delivered to the Buyer a certificate of good standing for each Seller issued by the Secretary of State of the State of Delaware, as of a date reasonably close to the Closing Date.

Section 10.06. No Violation of Orders. No preliminary or permanent injunction or other Order issued by any court or other Governmental Entity or regulatory authority, domestic or foreign, nor any Law or Order promulgated or enacted by any Governmental Entity that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

Section 10.07. Transition Services Agreement. The Sellers shall have executed and delivered the Transition Services Agreement contemplated by Section 5.11.

Section 10.08. Reseller Agreement. The Sellers shall have executed and delivered the Reseller Agreement contemplated by Section 5.12.

Section 10.09. Joint Development Agreement. The Sellers shall have executed and delivered the Joint Development Agreement contemplated by Section 5.13.

Section 10.10. [intentionally omitted]

Section 10.11. [intentionally omitted]

Section 10.12. [intentionally omitted]

Section 10.13. Management Agreement. The Sellers shall have executed and delivered the Management Agreement contemplated by Section 5.16.

Section 10.14. [intentionally omitted]

Section 10.15. Seller Intellectual Property Assignments. The Sellers shall have executed and delivered an Intellectual Property Assignment (the “Seller Intellectual Property Assignment”), substantially in the form of Exhibit H hereto, effective as of the Effective Time.

Section 10.16. Grand Forks Facility. ClearAg shall have executed and delivered to the Buyer the Grand Forks Facility Sublease referred to in Section 5.18(a) and shall have delivered to the Buyer the executed Estoppel Certificate and Consent referred to Section 5.18(b).

Section 10.17. Bill of Sale; Release of Liens. The Sellers shall have executed and delivered to the Buyer the Bill of Sale, and such other good and sufficient bills of sale and other instruments of transfer, as shall be necessary to assign and transfer to and vest in the Buyer good and valid title to all of the Purchased Assets, free and clear of any and all liabilities, liens, claims, rights, restrictions on transfer and encumbrances except any Permitted Liens, and shall have delivered to Buyer a release of any liens or other encumbrances on the Purchased Assets, including but not limited to those identified on Schedule 3.12(a) but excluding any Permitted Liens, effective as of the Effective Time.

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Section 10.18. Termination of Related Party Agreements. The Buyer shall have received evidence reasonably satisfactory to the Buyer as to the termination of those agreements identified on Schedule 10.18, effective as of the Closing.

Section 10.19. Insurance Policies. The Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, of the continuing of existing “claims-made” Insurance Policies or the acquiring of the Tail Coverage contemplated in Section 5.08.

Section 10.20. Due Diligence. The Buyer shall have completed its due diligence as described in Section 5.21 hereof, and the results of such due diligence shall be satisfactory to Buyer, in its sole discretion.

Section 10.21. [intentionally omitted]

Section 10.22. No Material Adverse Effect. Since the date of the Interim Financial Statements, neither the Sellers, as related to the Business, nor the Business shall have experienced any Material Adverse Effect.

ARTICLE XI
TERMINATION

Section 11.01. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a)               By mutual written consent of the Sellers and the Buyer;

(b)              By the Buyer, if the Sellers have materially breached any representation, warranty, covenant, or agreement contained in this Agreement, and has not, in the case of a breach of a covenant or agreement, cured such breach within fifteen (15) days after written notice to the Sellers (provided that the Buyer is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Article X hereof will not be satisfied;

(c)              By the Sellers, if the Buyer has materially breached any representation, warranty, covenant, or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within fifteen (15) days after written notice to the Buyer (provided that the Sellers are not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Article IX will not be satisfied;

(d)              By the Sellers or the Buyer if: (i) there shall be a final, nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken or any Law or Order enacted, promulgated, or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal; or

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(e)               By the Sellers or the Buyer if the Closing shall not have been consummated by May 31, 2020, for any reason, provided that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 11.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.01 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sellers or the Buyer, or their respective officers, directors, stockholders or other Persons under their control, except that the provisions of Sections 5.09 (Confidentiality), 6.05 (Confidentiality), 11.02 (Effect of Termination), and Article XII (Miscellaneous) hereof shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, the rights of the terminating Party to pursue all legal remedies for the breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination shall survive such termination, and the breaching Party shall be fully liable for any Losses and Expenses sustained or incurred by the terminating Party as a result of such breach.

ARTICLE XII
MISCELLANEOUS

Section 12.01. Successors and Assigns. Except as otherwise provided in this Agreement, no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate; and provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of any Party hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.

Section 12.02. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OR CHOICE OF LAW RULES THEREOF. THE PARTIES AGREE THAT ANY LEGAL ACTION INVOLVING THIS AGREEMENT IN ANY WAY WILL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE, AND THE PARTIES CONSENT TO JURISDICTION OF THE STATE OR FEDERAL COURTS IN THE STATE OF DELAWARE OVER THE PERSON OF THE PARTIES FOR PURPOSE OF SUCH LEGAL ACTION.

Section 12.03. Expenses. Except as otherwise provided for in this Agreement, all of the fees, expenses, and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such fees, expenses, and costs.

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Section 12.04. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. To the extent permitted by Law, each Party hereto waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.05. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via email to the email address given below and confirmation of delivery is obtained (provided such notice, request, demand or other communication is also given via next day delivery in accordance with Section 12.05(c) below); or (c) on the Business Day after deposit to Federal Express or the Express Mail service maintained by United States Postal Service for next day delivery, to the Party as follows:

If to the Sellers:

Iteris, Inc.

1700 Carnegie Avenue

Santa Ana, CA 92705-5551
Attention: J. Joseph Bergera

E-mail:

With a copy (which

shall not constitute

notice) to:
Loeb & Loeb LLP
10100 Santa Monica Blvd.

Suite 2200
Los Angeles, CA 90067
E-mail:
Attention: Allen Z. Sussman, Esq.

If to the Buyer:

DTN, LLC

14 New Street

London, EC2M 4TR

Attention: Ben Kelly

Email:

With a copy (which

shall not constitute

notice) to:

Kutak Rock LLP

The Omaha Building

1650 Farnam Street
Omaha, Nebraska 68102
Attention: Lisa A. Sarver
Email:

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Any Party may change its address for the purpose of this Section by giving the other Parties advanced written notice of its new address in the manner set forth above.

Section 12.06. Amendments; Waivers. This Agreement may be amended or modified only by a written instrument executed by the Buyer and Sellers, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by the Party entitled to the benefit thereof. Any waiver by any such Party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 12.07. Public Announcements. The Parties shall not issue any press release or make any public announcement, and shall direct and cause their Affiliates, officers, directors, employees, consultants and advisors not to issue any press release or make any public announcement, relating to the subject matter of this Agreement without the prior written approval of the other Parties (which approval shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law, in any filings made by the Sellers (or any Affiliate of the Sellers) with the United States Securities and Exchange Commission, or any listing agreement or rules of any national securities exchange to which the Sellers (or any Affiliate of the Sellers) is subject, in which case the Party required to make the release or announcement shall advise the other Parties and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. The Sellers and the Buyer will consult with each other concerning the means by which the Sellers’ employees, customers, and suppliers and others having dealings with the Business will be informed of the contemplated transactions, and the Buyer will have the right to be present for any such communication.

Section 12.08. Force Majeure. No Party shall be liable to any other for any failure to perform any obligation under this Agreement resulting from an event beyond the reasonable control of such Party, including war, fire, explosion, flood, epidemic or pandemic (excluding COVID-19), strike, riot, act of a Governmental Entity, act of God, act of terror or other similar event or contingency.

Section 12.09. Entire Agreement; Schedules. This Agreement contains the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. All Exhibits, Annexes, and Schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 12.10. Parties in Interest. Except as specifically provided in Article VIII for Buyer Group Members and Seller Group Members who are not Parties, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liabilities of any third Persons to the Sellers or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Sellers or the Buyer.

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Section 12.11. Section, Article and Paragraph Headings. The section, article and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 12.12. Interpretation. No provision of this Agreement shall be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which that Party or its counsel participated in the drafting hereof or by reason of the extent to which that provision is inconsistent with any prior draft hereof.

Section 12.13. Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when delivered shall constitute the same instrument. Facsimile, photostatic and PDF copies of signatures to this Agreement and the other Transaction Documents (including copies received as attachments to electronic mail) shall be deemed to be originals and may be relied upon with the same force and effect as originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

BUYER:

DTN, LLC

By:	/s/ Steven D. Matthesen
Name:	Steven D. Matthesen
Title:	Chief Executive Officer

SELLER:

CLEARAG, INC.

By:	/s/ Joe Bergera
Name:	Joe Bergera
Title:	President

SELLER:

ITERIS, INC.

By:	/s/ Joe Bergera
Name:	Joe Bergera
Title:	President and Chief Executive Officer

Signature Page to Asset

Purchase Agreement